Exhibit 10.1

MARINA VILLAGE

LEASE

BSREP MARINA VILLAGE OWNER LLC,
a Delaware limited liability company,

as Landlord,

and

BIOTIME, INC.,
a California corporation,

as Tenant

MARINA VILLAGE [Biotime]

INDEX

Page(s)

SUMMARY OF BASIC LEASE INFORMATION	iv

EXHIBITS

A-1	OUTLINE OF 1010 PREMISES
A-2	OUTLINE OF 1020 PREMISES
A-3	SITE PLAN OF PROJECT
A-4	DEPICTION OF 1010 OFFICE SPACE AND 1010 LAB SPACE
B	TENANT WORK LETTER
C	AMENDMENT TO LEASE
D	RULES AND REGULATIONS
E	DEPICTION OF GENERATOR SITE
EXTENSION OPTION RIDER

(i)	MARINA VILLAGE [Biotime]

Additional Rent	3
Alterations	11
Amendment	Exhibit C
Base Rent	2
Base, Shell and Core	Exhibit B
BOMA	2
Brokers	26
Building Warranty Period	10
Business Affiliate	17
Calendar Year	3
Construction	26
Construction Drawings	Exhibit B
Contract	Exhibit B
Coordination Fee	Exhibit B
Cost Pools	4
Engineers	Exhibit B
Estimate	7
Estimate Statement	7
Estimated Excess	7
Excess	6
Exercise Date	Rider
Exercise Notice	Rider
Expense Base Year	3
Expense Year	3
Extension Rider	Rider
Fair Market Rental Rate	Rider
Final Costs	Exhibit B
Final Costs Statement	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
Force Majeure	25
Hazardous Material	9
Initial Allowance	Exhibit B
Interest Notice	Rider
Interest Rate	8
Landlord	1
Landlord Parties	12
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
Notices	25
Operating Expenses	3
Option Rent	Rider
Option Rent Notice	Rider
Option Term	Rider
Other Buildings	7
Other Existing Buildings	1
Over-Allowance Amount	Exhibit B
Premises	1
Project	1
Proposition 13	5
Rent	3
rentable square feet	2
Security Deposit	21
Signage Monument	24
Statement	6
Subject Space	16
Subleasing Costs	16
Summary	iv
Systems and Equipment	5
Tax Expense Base Year	5
Tax Expenses	5
Tenant	1
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Work Letter	Exhibit B
Tenant's 1010 Share	6
Tenant's 1020 Share	6
Tenant's Agents	Exhibit B
Transfer Notice	16

(ii)	MARINA VILLAGE [Biotime]

Transfer Premium	16
Transfers	16
Utilities Base Year	6
Utilities Costs	6
Wi-Fi Network	12

(iii)	MARINA VILLAGE [Biotime]

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information ("Summary") is hereby incorporated into and made a part of the attached Lease.  Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term.  In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail.  Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

1. Date:	December 10, 2015

2. Landlord:	BSREP MARINA VILLAGE OWNER LLC, a Delaware limited liability company

3. Address of Landlord (Section 24.19):
For all Notices:

c/o Brookfield Property Group
Brookfield Place, Suite 300
181 Bay Street, P.O. Box 762
Toronto, Ontario M5J 2T3
Attention:  Thomas Diamond
Email:

with a copy to:

c/o Brookfield Property Group
Brookfield Place, 15th Floor
250 Vesey Street,
New York, NY 10281-1023
Attention:  Steven Ganeless
Email:

For Payments by Check via USPS:

BSREP MARINA VILLAGE OWNER LLC
P.O. Box 398059
San Francisco, CA  94139-8059

For Payments by Check via Overnight Delivery:

BSREP MARINA VILLAGE OWNER LLC
DEPT# 38059
3440 Walnut Avenue, Bldg. A, Window H
Fremont, CA  94538

For Payments by Wire or ACH:

Wells Fargo Bank, N.A.
San Francisco, CA
ABA # 121 000 248
Acct # 4940840143
Acct Name:  BSREP MARINA VILLAGE OWNER LLC

4. Tenant:	BIOTIME, INC., a California corporation

5. Address of Tenant (Section 24.19):	1301 Harbor Bay Parkway Alameda, California 94502 Attention: Floyd Kastning (Prior to Lease Commencement Date)

(iv)	MARINA VILLAGE [Biotime]

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

and 1010 Atlantic Avenue, Suite 102 Alameda, California 94501 Attention: Floyd Kastning (After Lease Commencement Date)

6. Premises (Article 1):

6.1 Premises:
Approximately 30,795 rentable square feet of space comprised of:  (i) approximately 22,303 rentable square feet of space commonly known as Suite 102 and located on the first (1st) floor of the 1010 Building (as defined below), as depicted on Exhibit A-1 attached hereto and commonly known as Suite 102 (the "1010 Premises"); and (ii) approximately 8,492 rentable square feet of space commonly known as Suite 100 and located on the first (1st) floor of the 1020 Building (as defined below), as depicted on Exhibit A-2 attached hereto and commonly known as Suite 100 (the "1020 Premises", and together with the 1010 Premises, collectively, the "Premises").

6.2 Building:
The 1010 Premises are located in the building whose address is 1010 Atlantic Avenue, Alameda, California (the "1010 Building").  The 1020 Premises are located in the building whose address is 1020 Atlantic Avenue, Alameda, California (the "1020 Building", and together with the 1010 Building, collectively, the "Buildings").

7. Term (Article 2):

7.1 Lease Term:	Seven (7) years.

7.2 Lease Commencement Date:	The earlier to occur of (i) the date Tenant commences business operations in all or any portion of the Premises, or (ii) June 1, 2016.

7.3 Lease Expiration Date:	The last day of the month in which the seven (7) year anniversary of the Lease Commencement Date occurs.

7.4 Extension Option (Extension Option Rider):	One (1) five (5) year option to extend the initial Lease Term, pursuant to the Extension Option Rider attached to the Office Lease.

8. Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate per Rentable Square Foot of Premises
1	$776,034.00	$64,669.50	$2.10
2	$798,206.40	$66,517.20	$2.16
3	$824,074.20	$68,672.85	$2.23
4	$846,246.60	$70,520.55	$2.29
5	$872,114.40	$72,676.20	$2.36
6	$897,982.20	$74,831.85	$2.43
7	$927,545.40	$77,295.45	$2.51

9. Additional Rent (Article 4):

9.1 Expense Base Year:	Calendar year 2016.

9.2 Tax Expense Base Year:	Calendar year 2016.

9.3 Utilities Base Year:	Calendar year 2016.

(v)	MARINA VILLAGE [Biotime]

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

9.4 Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs for the 1010 Building:	50.69% (22,303 rentable square feet within the 1010 Premises/44,000 rentable square feet within the 1010 Building).

9.5 Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs for the 1020 Building:	33.15% (8,492 rentable square feet within the 1020 Premises/25,616 rentable square feet within the 1020 Building).

10. Security Deposit (Article 20):	$846,862.50, subject to reduction pursuant to Article 20.

11. Brokers (Section 24.25):	CBRE, Inc. representing Landlord, and Cresa, representing Tenant.

12. Parking (Article 23):	One hundred eight (108) unreserved parking passes (i.e., 3.4 unreserved parking spaces for every 1,000 rentable square feet of the Premises).

13. Tenant Improvement Allowance (Exhibit B):	Initial Allowance: Up to $1,385,775.00 Additional Allowance: Up to $307,950.00

(vi)	MARINA VILLAGE [Biotime]

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between BSREP MARINA VILLAGE OWNER LLC, a Delaware limited liability company ("Landlord"), and BIOTIME, INC., a California corporation ("Tenant").

ARTICLE 1

PROJECT, BUILDINGS AND PREMISES

1.1           Project, Buildings and Premises.

1.1.1            Premises.  Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 6.1 of the Summary (the "Premises"), which Premises are located in the Buildings (as defined in Section 6.2 of the Summary) and located within the Project (as defined below).  The floor plans of the Premises are attached hereto as Exhibits A-1 and A-2.

1.1.2            Buildings and Project.  The Buildings are part of a multi-building commercial project known as "Marina Village" and located on the approximately 200-acre site on the estuary side of the island of Alameda.  The term "Project" as used in this Lease, shall mean, collectively: (i) the Buildings; (ii) the other existing buildings located within such 200-acre site (collectively, the "Other Existing Buildings"); (iii) the surface parking areas servicing the Buildings and the Other Existing Buildings and located within such 200-acre site (collectively, the "Parking Facilities"); (iv) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Buildings and/or the Other Existing Buildings, which are designated from time to time by Landlord (and/or any other owners of Marina Village) as common areas appurtenant to or servicing the Buildings, the Other Existing Buildings and any such other improvements; (v) any additional buildings, improvements, facilities and common areas which Landlord (any other owners of Marina Village and/or any common area association formed by Landlord, Landlord's predecessor-in-interest and/or Landlord's assignee for the Project) may add thereto from time to time within or as part of the Project; and (vi) the land upon which any of the foregoing are situated.  The site plan depicting the current configuration of the Project is attached hereto as Exhibit A-3.  Notwithstanding the foregoing or anything contained in this Lease to the contrary, (A) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-3 attached hereto (as the same may be modified by Landlord (and/or any other owners of Marina Village) from time to time without notice to Tenant), other than (1) Landlord's maintenance and repair obligations expressly set forth in this Lease, and (2) Landlord's obligations (if any) specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, and (B) Landlord (and/or any other owners of Marina Village) shall have the right from time to time to include or exclude any improvements or facilities within the Project, at such party's sole election, as more particularly set forth in Section 1.1.3 below (so long as such acts do not materially, adversely affect Tenant's access to or use of the Premises for Tenant's Permitted Use, as defined in Section 5.1 below).

1.1.3            Tenant's and Landlord's Rights.  Tenant shall have the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators (if any), restrooms and other public or common areas located within the Buildings, and the non-exclusive use of those areas located on the Project that are designated by Landlord from time to time as common areas for the Buildings; provided, however, that (i) Tenant's use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Project so long as such future covenants, conditions and restrictions regarding the use thereof do not materially, adversely affect Tenant's access to or use of the Premises for Tenant's Permitted Use, and (B) such reasonable, non-discriminatory rules and regulations as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of Buildings or the Other Existing Buildings without Landlord's prior consent (which may be withheld in Landlord's sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord.  Landlord (and/or any other owners of Marina Village) reserve the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Buildings and the Other Existing Buildings for telecommunications and/or any other purposes, and to do any of the following:  (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof, including adding, deleting and/or excluding buildings (including any of the Other Existing Buildings) thereon and therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Buildings and the Other Existing Buildings and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses or Tax Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate (so long as such acts do not materially, adversely affect Tenant's access to or use of the Premises for  Tenant's Permitted Use).

MARINA VILLAGE [Biotime]

1.2           Condition of Premises.  Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its "As Is" condition on the date Landlord delivers possession of the Premises to Tenant and on the Lease Commencement Date.  Landlord shall deliver possession of the 1020 Premises and that portion of the 1010 Premises designated "Lab & Warehouse" on Exhibit A-4 attached hereto (the "1010 Lab Space") to Tenant within one (1) business day after the mutual execution and delivery of this Lease (and Tenant's delivery of all other items required to be concurrently delivered to Landlord, e.g., Security Deposit, evidence of insurance, etc.).  Landlord shall use commercially reasonable efforts to deliver possession of that portion of the 1010 Premises designated "Office Space" on Exhibit A-4 attached hereto (the "1010 Office Space") to Tenant on or prior to February 1, 2016.  If Landlord does not deliver possession of the 1010 Office Space to Tenant on or before February 1, 2016 (the "Outside Delivery Date"), as such date shall be extended day for day for each day Landlord is delayed in delivering possession of the 1010 Office Space to Tenant as a result of events of Force Majeure (as defined in Section 24.17 below and which for purposes of this Lease shall not include the failure or refusal of a tenant to vacate or surrender possession of any portion of the 1010 Office Space), then Landlord shall abate one (1) day of Base Rent otherwise payable for the 1010 Office Space at the per diem rate of $.07 per rentable square foot of the 1010 Office Space (collectively, the "Delay Abated Rent") for every one (1) day of delay that Landlord fails to deliver possession of the 1010 Office Space to Tenant beyond the Outside Delivery Date (as so extended); provided, however, the Lease Expiration Date for the entire Premises shall be extended on a day-for-day basis for each day that Tenant is entitled to Delay Abated Rent pursuant to this Section 1.2.  The abatement right afforded to Tenant under this Section 1.2 shall be Tenant's sole and exclusive remedy for Landlord's failure to deliver possession of the 1010 Office Space to Tenant on or before the Outside Delivery Date, as it may be extended as provided hereinabove.

1.3           Rentable Square Feet.  The rentable square feet of the Premises is approximately as set forth in Section 6.1 of the Summary.  For purposes hereof, the "rentable square feet" of the Premises and the Buildings shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-2010 ("BOMA"), as modified for the Buildings pursuant to Landlord's standard rentable area measurements for the Buildings, to include, among other calculations, a portion of the common areas and service areas of the Buildings.  The rentable square feet of the Premises and the Buildings are subject to verification from time to time by Landlord's planner/designer and such verification shall be made in accordance with the provisions of this Section 1.3.  Tenant's architect may consult with Landlord's planner/designer regarding such verification, except to the extent it relates to the rentable square feet of the Buildings; provided, however, the determination of Landlord's planner/designer shall be conclusive and binding upon the parties.  If Landlord's planner/designer determines that the rentable square footage amounts shall be different from those set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect rentable square footage (including, without limitation, the amount of the Base Rent and Tenant's Share) shall be modified in accordance with such determination.  If such determination is made, it will be confirmed in writing by Landlord to Tenant.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent.  The term of this Lease (the "Lease Term") shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the "Lease Commencement Date") set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the "Lease Expiration Date") set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date.  Following the Lease Commencement Date, Landlord shall deliver to Tenant an amendment in the form as set forth in Exhibit C, attached hereto, setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date, each as determined pursuant to Sections 7.2 and 7.3, respectively, of the Summary, which amendment Tenant shall execute and return to Landlord within five (5) business days after Tenant's receipt thereof.  If Tenant fails to execute and return the amendment within such 5-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment (and such failure shall constitute a default by Tenant hereunder).

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord's agent at Landlord's address provided in Section 3 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, or at Landlord's election, by wire or ACH transfer or as otherwise specified by Landlord, base rent ("Base Rent") as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever.  The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease.  If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month's rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

-2-	MARINA VILLAGE [Biotime]

ARTICLE 4

ADDITIONAL RENT

4.1           Additional Rent.  In addition to paying the Base Rent specified in Article 3 above, Tenant shall pay as additional rent the sum of the following: (i) the applicable Tenant's Share (as defined below) of the annual Operating Expenses allocated to the applicable Building as to which such Tenant's Share pertains (pursuant to Section 4.3.4 below) which are in excess of the amount of Operating Expenses allocated to such applicable Building and applicable to the Expense Base Year; plus (ii) the applicable Tenant's Share of the annual Tax Expenses allocated to the applicable Building as to which such Tenant's Share pertains (pursuant to Section 4.3.4 below) which are in excess of the amount of Tax Expenses allocated to such applicable Building and applicable to the Tax Expense Base Year; plus (iii) the applicable Tenant's Share of the annual Utilities Costs allocated to the applicable Building as to which such Tenant's Share pertains (pursuant to Section 4.3.4 below) which are in excess of the amount of Utilities Costs allocated to such applicable Building and applicable to the Utilities Base Year.  Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the "Additional Rent."  The Base Rent and Additional Rent are herein collectively referred to as the "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent.  Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 accruing during the Lease Term shall survive the expiration of the Lease Term.

4.2           Definitions.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1            "Calendar Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2            "Expense Base Year" shall mean the year set forth in Section 9.1 of the Summary.

4.2.3            "Expense Year" shall mean each Calendar Year.

4.2.4        "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Project, including, without limitation, any amounts paid for:  (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems (if applicable) and all other Systems and Equipment (as defined below), except as otherwise provided in this Lease, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees of any mortgage or the lessor of any ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Project, including the fair rental value of any on-site management office space (not exceeding 2,500 rentable square feet) provided for the management of the Project; provided, however, any such management fees shall not exceed three percent (3%) of the gross revenues of the Project; (v) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vi) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Project, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (viii) the cost of janitorial service, trash removal (provided, however, Operating Expenses shall not include the cost of janitorial services and trash removal services provided to the Premises or the premises of other tenants of the Buildings and/or the Project or the cost of replacing light bulbs, lamps, starters and ballasts for lighting fixtures in the Premises and the premises of other tenants in the Buildings and/or the Project to the extent such services are directly provided and paid for by Tenant with respect to the Premises pursuant to Section 6.5 below), alarm and security service, if any, window cleaning, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project (x) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project, (II) made to the Project or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, or (III) which are Conservation Costs (as defined below) and/or which are reasonably determined by Landlord to be in the best interests of the Project; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) as Landlord shall reasonably determine; and (xi) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Buildings and/or Project, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively, "Conservation Costs").  If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.  Landlord shall not (A) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, and (B) collect Operating Expenses from Tenant and all other tenants/occupants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Expenses.  If any of (x) the Buildings, (y) the Other Existing Buildings (but only during the period of time the same are included by Landlord within the Project) and (z) any additional buildings are added to the Project pursuant to Section 1.1.3 above (but only during the period of time after such additional buildings have been fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Buildings, such Other Existing Buildings and such additional buildings (if any) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

-3-	MARINA VILLAGE [Biotime]

Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, to reasonably and equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) between and/or among different tenants of the Project, and/or among different buildings of the Project as and when such different buildings are constructed and added to (and/or excluded from) the Project or otherwise (the "Cost Pools"); provided, however, all such allocations shall be consistently applied and implemented in a non-discriminatory manner against Tenant.  Such Cost Pools may include, without limitation, the office space tenants and the tech/R&D space tenants of the Project (to the extent such Operating Expenses are reasonably and equitably allocable to such tenants based upon use and/or other factors attributable to such specific tenants) or of a building or buildings within the Project.  Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses and Utilities Costs) within or under covenants, conditions and restrictions affecting the Project.  In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools.  In all events, if Landlord elects to use Cost Pools or to modify Cost Pools after the applicable Expense Base Year, Tax Expense Base Year or Utilities Base Year, or to include or exclude existing buildings in the Project in its determination of Operating Expenses, Tax Expenses and/or Utilities Costs (as the case may be), Landlord shall make a corresponding adjustment to the Operating Expenses for the Expense Base Year, Tax Expenses for the Tax Expense Base Year and Utilities Cost for the Utilities Base Year, respectively (grossed up as appropriate), to reflect such modifications, in order to insure that any such determination of Operating Expenses, Tax Expenses and Utilities Costs  payable by Tenant shall be on an "apples to apples" basis and shall not result in an unfair increase in the Tenant's Share of increases in Operating Expenses, Tax Expenses and Utilities Costs payable by Tenant hereunder.

Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Expense Base Year, Operating Expenses shall exclude one-time Conservation Costs and other special charges, costs or fees incurred in the Base Year only, including those attributable to market-wide labor-rate increases or other extraordinary circumstances, including, but not limited to, boycotts and strikes, and costs relating to capital improvements or expenditures.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Project; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.4, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Project; (F) Utilities Costs; (G) Tax Expenses; (H) the cost of providing any service directly to and paid directly by any tenant; (I) advertising and promotional expenditures; (J) marketing costs including any sale/transfer/leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, agreements, leases, subleases and/or assignments, space planning costs, and other costs and expenses (other than tax expenses) incurred in connection with sale/transfer/lease, sublease and/or assignment negotiations and transactions with present or prospective purchasers, tenants or other occupants of the Buildings or the Other Existing Buildings; (K) expenses in connection with services or other benefits for which Tenant is charged directly but which are provided to other tenants of the Buildings at no cost (or are separately reimbursed by such other tenants); (L) costs incurred by Landlord for the repair of damage to the Buildings or the Project, to the extent that Landlord is reimbursed by insurance proceeds (or would have been reimbursed had Landlord maintained the insurance required under Section 10.2 below); (M) costs incurred to comply with Applicable Laws (as defined below) with respect to the cleanup, removal, investigation and/or remediation (collectively, "Remediation Costs") of any Hazardous Materials (as defined in Article 5 below) in, on or under the Project and/or the Buildings to the extent such Hazardous Materials are:  (1) in existence as of the Lease Commencement Date and in violation of Applicable Laws in effect as of the Lease Commencement Date; or (2) introduced onto the Project and/or the Buildings after the Lease Commencement Date by Landlord or any of Landlord's agents, employees, contractors or other tenants in violation of Applicable Laws in effect at the date of introduction; (N) costs arising from Landlord's charitable or political contributions; (O) costs of acquisition of sculptures, painting and other objects of art; (P) interest, penalties or other costs arising out of Landlord's failure to make timely payment of any of its obligations under this Lease, including, without limitation, Landlord's failure to make timely payment of any item that is included in Operating Expenses, Tax Expenses, or Utilities Costs; (Q) Landlord's general corporate overhead and administrative expenses, except for the property management fee and except as they relate to the specific management of the Project; (R) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Buildings and/or the Project, including partnership accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Buildings or the Project, costs of any disputes between Landlord and its employees (if any) not engaged in Buildings and/or Project operation, disputes of Landlord with Project management, or outside fees paid in connection with disputes with other tenants (except to the extent the expenditure of such outside fees generally benefit all tenants of the Buildings or the Other Existing Buildings and Landlord included such category of expenses or similar types of expenses, if actually incurred, in the Expense Base Year); (S) costs arising from the gross negligence or willful misconduct of Landlord and/or Landlord's agents, employees and contractors; (T) costs of correcting defects in the initial design or construction of the Buildings or Project; and (U) interest on and capital retirement of Landlord's mortgage loans.

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4.2.5            "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Buildings and/or any common area in the Project in whole or in part.

4.2.6            "Tax Expense Base Year" shall mean the year set forth in Section 9.2 of the Summary.

4.2.7            "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord's interest therein.  For purposes of this Lease, Tax Expenses shall be calculated as if (i) the tenant improvements in the Buildings, the Other Existing Buildings and any additional buildings added to the Project pursuant to Section 1.1.3 above (but only during the period of time that such Other Existing Buildings and additional buildings are included by Landlord within the Project) were fully constructed, and (ii) the Project, the Buildings, such Other Existing Buildings and such additional buildings (if any) and all tenant improvements therein were fully assessed for real estate tax purposes.

4.2.7.1       Tax Expenses shall include, without limitation:

(i)           Any tax on Landlord's rent, right to rent or other income from the Project or as against Landlord's business of leasing any of the Project;

(ii)          Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants.  It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii)        Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv)        Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v)         Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

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4.2.7.2       In no event shall Tax Expenses for any Expense Year be less than the Tax Expenses for the Tax Expense Base Year.

4.2.7.3       Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 below.

4.2.8            "Tenant's 1010 Share" shall mean the percentage set forth in Section 9.4 of the Summary.  Tenant's 1010 Share was calculated by dividing the number of rentable square feet of the 1010 Premises by the total rentable square feet in the 1010 Building (as set forth in Section 9.4 of the Summary), and stating such amount as a percentage.  "Tenant's 1020 Share" shall mean the percentage set forth in Section 9.5 of the Summary.  Tenant's 1020 Share was calculated by dividing the number of rentable square feet of the 1020 Premises by the total rentable square feet in the 1020 Building (as set forth in Section 9.5 of the Summary), and stating such amount as a percentage.  Each of Tenant's 1010 Share and Tenant's 1020 Share may be referred to in this Lease as "Tenant's Share".  Landlord shall have the right from time to time to redetermine the rentable square feet of the 1010 Premises, the 1020 Premises and/or the Buildings, and the applicable Tenant's Share shall be appropriately adjusted to reflect any such redetermination.  If any applicable Tenant's Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, such applicable Tenant's Share for such year shall be determined on the basis of the number of days during such Expense Year that each such applicable Tenant's Share was in effect.

4.2.9            "Utilities Base Year" shall mean the year set forth in Section 9.3 of the Summary.

4.2.10         "Utilities Costs" shall mean all actual charges for utilities for the Buildings and the Project (including utilities for the Other Existing Buildings and additional buildings, if any, added to the Project during the period of time the same are included by Landlord within the Project) which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC (as defined below) and other utilities, as well as related fees, assessments, measurement meters and devices and surcharges; provided, however, Utilities Costs shall not include the costs of those utilities provided to the Premises and the premises of other tenants of the Project since Tenant is responsible for providing and paying for all utilities to the Premises pursuant to Section 6.1 below.  Utilities Costs shall be calculated assuming the Buildings (and, during the period of time when such buildings are included by Landlord within the Project, the Other Existing Buildings and any additional buildings, if any, added to the Project) are at least ninety-five percent (95%) occupied.  Except as otherwise provided in this Section 4.2.10, Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project.  For purposes of determining Utilities Costs incurred for the Utilities Base Year, Utilities Costs for the Utilities Base Year shall not include any one-time Conservation Costs or other special charges, costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or fuel.

4.3           Calculation and Payment of Additional Rent.

4.3.1            Calculation of Excess.  If for any Expense Year ending or commencing within the Lease Term, (i) the applicable Tenant's Share of Operating Expenses allocated to the applicable Building as to which such Tenant's Share pertains pursuant to Section 4.3.4 below for such Expense Year exceeds such applicable Tenant's Share of Operating Expenses allocated to such Building for the Expense Base Year, and/or (ii) the applicable Tenant's Share of Tax Expenses allocated to the applicable Building as to which Tenant's Share pertains pursuant to Section 4.3.4 below for such Expense Year exceeds such applicable Tenant's Share of Tax Expenses allocated to such Building for the Tax Expense Base Year, and/or (iii) the applicable Tenant's Share of Utilities Costs allocated to the applicable Building as to which Tenant's Share pertains pursuant to Section 4.3.4 below for such Expense Year exceeds such applicable Tenant's Share of Utilities Costs allocated to such Building for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the "Excess").

4.3.2            Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant.  Landlord shall endeavor to give to Tenant on or before the first (1st) day of June following the end of each Expense Year, a statement (the "Statement") which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess.  Within thirty (30) days after Tenant's receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay to Landlord the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess (as defined in and pursuant to Section 4.3.3 below).  If any Statement reflects that the amount of Estimated Excess paid by Tenant to Landlord for such Expense Year is greater than the actual amount of the Excess for such Expense Year, then Landlord shall, at Landlord's option, either (i) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant, or (ii) credit such overpayment toward the additional Rent next due and payable to Tenant under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4.  If the Statement for the Expense Year in which this Lease terminates reflects that Tenant's payment to Landlord of Estimated Excess for such Expense Year was greater than or less than the actual amount of Excess for such last Expense Year, then within thirty (30) days after Landlord's delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment or Tenant shall pay to Landlord any such underpayment, as the case may be.  The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

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4.3.3            Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs.  In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Buildings pursuant to Section 4.3.4 below for the then-current Expense Year shall be and the estimated Excess (the "Estimated Excess") as calculated by comparing (i) the applicable Tenant's Share of Operating Expenses allocated to the applicable Building as to which such Tenant's Share pertains, which shall be based upon the Estimate, to such applicable Tenant's Share of Operating Expenses allocated to such Building for the Expense Base Year, (ii) the applicable Tenant's Share of Tax Expenses allocated to the applicable Building as to which such Tenant's Share pertains, which shall be based upon the Estimate, to such applicable Tenant's Share of Tax Expenses allocated to such Building for the Tax Expense Base Year, and (iii) the applicable Tenant's Share of Utilities Costs allocated to the applicable Building as to which such Tenant's Share pertains, which shall be based upon the Estimate, to such applicable Tenant's Share of Utilities Costs allocated to such Building for the Utilities Base Year.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4.  If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator.  Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4            Allocation of Operating Expenses, Tax Expenses and Utilities Costs to Buildings.  The parties acknowledge that the Buildings are part of a multi-building commercial project consisting of the Buildings, and the Other Existing Buildings and such other buildings as Landlord (and/or any other owners of Marina Village) may elect to construct and include as part of the Project from time to time (the Other Existing Buildings and any such other buildings are sometimes referred to herein, collectively, as the "Other Buildings"), and that certain of the costs and expenses incurred in connection with the Project (i.e. the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared between and/or among the Buildings and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Buildings and such Other Buildings, as applicable, shall be allocated directly to those Buildings and the Other Buildings, respectively, as to which such costs and expenses are solely attributable.  Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Project as a whole, and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to each applicable Building (as opposed to the other Building and the Other Buildings), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to such Building upon which the applicable Tenant's Share shall be calculated.  Such portion of the Operating Expenses, Tax Expenses and Utilities Costs allocated to each applicable Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to such Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Project as a whole.  As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord (and/or any other owners of Marina Village) may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building.  In addition, if Landlord (and/or any other owners of Marina Village) elect to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the 1010 Building, the 1020 Building and such Other Buildings on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

4.4           Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall reimburse Landlord upon demand for all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1            said taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2            said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or

4.4.3            said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

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4.5           Late Charges.  If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the "Interest Rate") equal to the lesser of (i) the "Prime Rate" or "Reference Rate" announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord if Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by Applicable Law.

4.6           Audit Rights.  If Tenant disputes the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in the Statement for the particular Expense Year delivered by Landlord to Tenant pursuant to Section 4.3.2 above, Tenant shall have the right, at Tenant's cost, upon thirty (30) days' prior written notice to Landlord, to have Tenant's authorized employees inspect, at Landlord's offices during normal business hours, Landlord's books, records and supporting documents concerning the Operating Expenses, Tax Expenses and Utilities Costs set forth in such Statement; provided, however, Tenant shall have no right to conduct such inspection, have an audit performed by the Accountant (as defined and described hereinbelow), or object to or otherwise dispute the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in any such Statement unless Tenant notifies Landlord of such objection and dispute, completes such inspection, and has the Accountant commence and complete such audit within the one (1) year immediately following Landlord's delivery of the particular Statement in question (the "Review Period"); provided, further, that notwithstanding any such timely objection, dispute, inspection, and/or audit, and as a condition precedent to Tenant's exercise of its right of objection, dispute, inspection and/or audit as set forth in this Section 4.6, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 4 in accordance with such Statement.  However, such payment may be made under protest pending the outcome of any audit which may be performed by the Accountant as described below.  In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with Landlord's operation and management of the Project.  If after such inspection and/or request for documentation, Tenant still disputes the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in the Statement, Tenant shall have the right, within the Review Period, to cause a nationally and/or regionally recognized independent certified public accountant (which is not paid on a commission or contingency basis and which has not been engaged by Tenant within the preceding five (5) year period) mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed (the "Accountant") to complete an audit of Landlord's books and records to determine the proper amount of the Operating Expenses, Tax Expenses and Utilities Costs incurred and amounts payable by Tenant for the Expense Year which is the subject of such Statement.  Such audit by the Accountant shall be final and binding upon Landlord and Tenant.  If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the following accounting firms (which is not paid on a commission or contingency basis and which has not been engaged by Tenant within the preceding five (5) year period), as selected by Tenant:  (i) OUM, (ii) Grant Thornton, and/or (iii) Moss Adams LLP.  If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge, together with interest on the amount of the over-charge at the Interest Rate.  If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge.  Tenant agrees to pay the cost of such audit unless it is subsequently determined that Landlord's original Statement which was the subject of such audit overstated Operating Expenses, Tax Expenses and Utilities Costs by five percent (5%) or more of the actual Operating Expenses, Tax Expenses and Utilities Costs verified by such audit, in which case Landlord shall reimburse Tenant for the reasonable cost of such audit (but not in excess of the amount of the Operating Expenses, Tax Expenses and Utilities Costs so overstated).  The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning, during the Review Period, the correctness of the particular Statement in question provided by Landlord, but the failure of Tenant to object thereto, conduct and complete its inspection and have the Accountant conduct the audit as described above prior to the expiration of the Review Period for such Statement shall be conclusively deemed Tenant's approval of the Statement in question and the amount of Operating Expenses, Tax Expenses and Utilities Costs shown thereon.  In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.6, Tenant agrees to keep, and to cause all of Tenant's employees and consultants and the Accountant to keep, all of Landlord's books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, and in connection therewith, Tenant shall cause such employees, consultants and the Accountant to execute such reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

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ARTICLE 5

USE OF PREMISES

5.1       Use. Tenant shall use the Premises solely for general office and R&D purposes, including research and development pertaining to stem cells, cancer diagnostic testing from blood and urine samples, as well as the development and light manufacturing of stem cell-based products and hydrogels to assist in transplanting cells during surgical procedures and related uses, all consistent with the character of the Buildings as first-class office and R&D buildings (the "Permitted Use"), and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Project is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall comply with the Rules and Regulations and all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project (but with respect to any new or amended covenants, conditions, restrictions, and ground or underlying leases, only after Tenant has received thirty (30) days' prior written notice thereof from Landlord); provided, however, that (i) in the event of conflict between the Rules and Regulations and any modifications thereto and the terms of this Lease, this Lease shall control; (ii) such Rules and Regulations are not enforced on a discriminatory basis against Tenant; and (iii) in no event shall Landlord enter into any new covenants, conditions or restrictions affecting the Project or consent to any modification to any existing covenants, conditions, and restrictions affecting the Project that would materially increase Tenant’s obligations under this Lease or materially restrict or reduce Tenant’s rights under this Lease.

5.2           Hazardous Materials.  Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Material. except that Tenant may use in the Premises:  (i) general office supplies typically used in an office area in the ordinary course of business, such as copier toner, liquid paper, glue, ink, and cleaning solvents, but only to the extent the same are used by Tenant in the manner for which they were designed and in compliance with all Applicable Laws and the provisions of this Lease; and (ii) customary substances used in connection with Tenant's Permitted Use (A) a list of which and the materials safety data sheets for which shall be submitted to and must be pre-approved by Landlord before use by Tenant, (B) which are used only in connection with and as part of, and in such amounts as may be normal for, Tenant's Permitted Use conducted by Tenant in the Premises, and (C) which are handled and disposed of in a safe and healthful manner, in accordance with all applicable governmental laws, rules and regulations, in accordance with any requirements, conditions, rules and regulations that Landlord may impose in connection therewith, and in accordance with the provision of this Section 5.2 and the other applicable provisions of this Lease.  Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties (as defined below) from and against any and all Claims (as defined below) incurred in connection with or arising from violation of this Section 5.2 by Tenant, or any person claiming by, through or under Tenant, or of the contractors, agents, employees, licensees or invitees of Tenant.  As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Project is located or the United States Government.

ARTICLE 6

SERVICES AND UTILITIES

6.1           Tenant's Responsibility.  Tenant shall be solely responsible, at its sole cost and expense, for the furnishing of all utilities to the Premises (except for the provision of water and sewer services as provided below in this Section 6.1), including, but not limited to, HVAC, gas, electricity, telephone and telecommunications (subject to Section 8.4 below).  In connection with the foregoing, Tenant hereby agrees that:  (i) Landlord shall have absolutely no obligation to provide any such utilities to the Premises, although Landlord shall maintain and keep in service the existing utility connections located outside the Buildings and connected to the exterior of the Buildings as necessary for distribution of such utilities to the Premises by Tenant; (ii) Tenant shall contract directly with the applicable utility providers to provide all such utilities to the Premises, which utilities shall be separately metered, at Tenant's cost; and (iii) Tenant shall pay for the costs of all such utilities consumed at the Premises directly to the applicable provider thereof.  Notwithstanding the foregoing, Landlord shall provide to the Premises city water from the regular Building outlets for drinking, lavatory and toilet purposes and sewer services, the costs of which shall be included in Utilities Costs.

6.2           Overstandard Tenant Use.  If Tenant shall use, or desire to use, electricity, water, gas, sewer, HVAC or any other utilities for the Premises in quantities that exceed the capacity of the equipment supplying the same to the Buildings or that are in excess of the quantities normally required for ordinary office use or R&D use for premises in the Comparable Buildings (as defined in the Extension Option Rider), then, (i) subject to Applicable Laws, and subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall, at Tenant's sole cost and expense, install such supplemental equipment as may be reasonably required to provide such excess capacity, and (ii) Tenant shall pay for the costs of any increased wear and tear on existing Systems and Equipment caused by such excess use.

6.3           Interruption of Use.  Tenant agrees that subject to Section 6.6 below, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utilities or services (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, labor lockout by third (3rd) party vendors or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Buildings or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4           Additional Services.  Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing  and additional repairs and maintenance, provided that Tenant shall pay to Landlord within ten (10) days after billing and as Additional Rent hereunder, the sum of all costs to Landlord of such additional services plus a five percent (5%) administration fee.

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6.5           Janitorial Service.  Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a first-class manner consistent with the first-class nature of the Buildings and Project.  Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts reasonably approved by Landlord.  Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant and to require Tenant to provide additional cleaning, if necessary.  If Tenant shall fail to provide any of the services described in this Section 6.5 to be performed by Tenant within five (5) days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.

6.6           Abatement of Rent When Tenant Is Prevented From Using Premises.  If Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) Landlord's failure to maintain and keep in service the existing utility connections located outside the Buildings and connected to the exterior of the Buildings as necessary for distribution of such utilities to the Premises required to be provided in Section 6.1 above, but only to the extent such failure is caused by Landlord's negligence or willful misconduct, (ii) any failure by Landlord to perform any repairs required to be performed by Landlord under this Lease within fifteen (15) days after Landlord's receipt of any such notice from Tenant (which 15-day period shall be extended as is reasonably necessary if more than fifteen (15) days are reasonably required to complete such repairs and Landlord commences such repairs within such 15-day period and thereafter diligently attempts to complete same), (iii) the performance of Landlord's Construction (as defined in Section 24.29 below), (iv) any failure by Landlord to provide access to the Premises, or access to, or use of, those parking spaces allocated to Tenant pursuant to Section 12 of the Summary (to the extent replacement parking passes are not provided by Landlord), or (v) Landlord's entry into the Premises pursuant to Article 22 below (each, an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event.  If such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such notice from Tenant ("Eligibility Period"), then Tenant's obligation to pay Base Rent and Tenant's Share of increases in Operating Expenses, Tax Expenses and Utilities Costs shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing during such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises.  To the extent Tenant shall be entitled to abatement of Base Rent and Tenant's Share of increases in Operating Expenses, Tax Expenses and Utilities Costs because of a damage or destruction pursuant to Article 11 below, or a taking pursuant to Article 12 below, then the Eligibility Period shall not be applicable.

6.7           Access to Premises.  Subject to the other provisions of this Lease (including, without limitation, the Rules and Regulations attached to this Lease as Exhibit D and any reasonable, non-discriminatory modifications thereof adopted by Landlord from time to time), Tenant shall be granted access to the Premises twenty-four (24) hours per day, seven (7) days per week, every day of the year.

ARTICLE 7

REPAIRS

7.1           Tenant's Repairs.  Subject to Landlord's repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Buildings) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same.

7.2           Landlord's Repairs.  Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord shall repair and maintain (and replace if necessary, in Landlord's commercially reasonable discretion) in good order, repair and condition:  (i) the structural portions of the Buildings, including all foundations, walls, roofs, exterior doors and windows; (ii) the basic plumbing, HVAC and electrical systems and all other Systems and Equipment of the Buildings serving the Buildings and not located in the Premises; and (iii) the common areas of the Buildings and Project, including the common area restrooms of the Buildings (including all plumbing and fixtures therein) and the common area hallways of the Buildings (including the lighting fixtures and lightbulbs thereof); provided, however, to the extent such maintenance and repairs are caused by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs.  Except as provided in Section 6.6 above, Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Buildings or the Premises or in or to fixtures, appurtenances and equipment therein.  Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.  Notwithstanding anything to the contrary contained in this Lease, with respect to any replacement of the base building Systems and Equipment which is required to be performed by Landlord during the period from the Lease Commencement Date through and including the date that is one (1) year after the Lease Commencement Date (the "Building Warranty Period"), subject to the limitations set forth hereinbelow, Landlord shall be responsible for performing such replacement, at Landlord's expense (which shall not be included in Operating Expenses); provided, however, that to the extent such replacement is caused by or is required as a result of (i) the act, neglect, fault of or omission of any duty by Tenant, its agents, employees, contractors, licensees or invitees, (ii) Tenant's use of electricity, water, HVAC or any other utilities in the Premises (A) in quantities that exceed the capacity of the base building Systems and Equipment, and/or (B) in excess of the quantities normally required for ordinary office or R&D use for the Comparable Buildings, (iii) Tenant's failure to perform Tenant's repair, maintenance and/or other obligations under this Lease, and/or (iv) any Tenant Improvements or Alterations installed by or on behalf of Tenant pursuant to the Tenant Work Letter and/or Article 8 below, then Tenant shall reimburse Landlord for all such costs incurred by Landlord in connection with such replacement within thirty (30) days after Tenant's receipt of invoice therefor from Landlord.

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ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1           Landlord's Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Buildings or the Systems and Equipment or which can be seen from outside the Premises.  Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations.  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2           Manner of Construction.  Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Buildings or Systems and Equipment (including designating specific contractors to perform such work).  Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance (including, without limitation, California Energy Code, Title 24) and pursuant to a valid building permit, issued by the city in which the Buildings are located, and in conformance with Landlord's construction rules and regulations.  Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.  All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work.  Tenant shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the Buildings or Project or the common areas, and as not to obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project.  If Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require consistent with the practices of institutional owners of the Comparable Buildings, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof.  Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.  Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Buildings a reproducible copy of the "as built" drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials.

8.3           Landlord's Property.  All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises shall be at the sole cost of Tenant and shall be and become the property of Landlord.  Furthermore, Landlord may require that Tenant remove any improvement (including the initial Tenant Improvements installed pursuant to the Tenant Work Letter) or Alterations upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Buildings caused by such removal; provided, however, with respect to any improvements (including the initial Tenant Improvements installed pursuant to the Tenant Work Letter) or Alterations made or caused to be made by Tenant with Landlord's consent, Tenant shall have no obligation to remove any such improvements or Alterations unless at the time Landlord approved the final working drawings for any such improvements or Alterations, Landlord, by written notice to Tenant, identified those improvements or Alterations which Landlord would require Tenant to remove at the expiration or earlier termination of this Lease, in which event Tenant shall remove such identified improvements and/or Alterations (as the case may be) on or before the expiration of the Lease Term (as may be extended) and repair any damage resulting from such removal.  If Tenant fails to complete such removal and/or to repair by the end of the Lease Term, Landlord may do so and may charge the cost thereof to Tenant.

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8.4           Wi-Fi Network.  Without limiting the generality of the foregoing, if Tenant desires to install wireless intranet, Internet and communications network ("Wi-Fi Network") in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8).  If Landlord consents to Tenant's installation of such Wi-Fi Network, Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease.  Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Buildings or to other tenants at the Project or with any other tenant's communication equipment, and not to damage the Buildings or Project or interfere with the normal operation of the Buildings or Project, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys' fees) arising out of Tenant's failure to comply with the provisions of this Section 8.4, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease).  Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible following such occurrence to correct such interference.  If such interference continues for more than three (3) business days, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction.  Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Buildings and Project and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network.  Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance.  Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Buildings or Project, including without limitation, Buildings or Project systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network.  Should Landlord be required to retain professionals to research any interference issues that may arise and confirm Tenant's compliance with the terms of this Section 8.4, Tenant shall reimburse Landlord for the costs incurred by Landlord in connection with Landlord's retention of such professionals, the research of such interference issues and confirmation of Tenant's compliance with the terms of this Section 8.4 within twenty (20) days after the date Landlord submits to Tenant an invoice for such costs.  This reimbursement obligation is in addition to, and not in lieu of, any rights or remedies Landlord may have in the event of a breach or default by Tenant under this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Buildings or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only.  Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens.  Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Buildings or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant shall cause it to be promptly released and removed of record.  If any such lien is not released and removed within five (5) business days after notice of such lien is delivered by Landlord to Tenant, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1        Indemnification and Waiver.  Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) (collectively, the "Claims") incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant's installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Buildings and Project.  Notwithstanding the foregoing provisions of this Section 10.1 to the contrary, (i) except for lost profits, loss of business or other consequential damages (collectively, "Consequential Damages") incurred or suffered by Tenant or Tenant's contractors, agents, employees, licensees or invitees, the assumption of risk and release by Tenant set forth hereinabove shall not apply to any Claims to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties and not insured or required to be insured by Tenant under this Lease (collectively, the "Excluded Claims"), and (ii) Tenant's indemnity of Landlord hereinabove shall not apply to (A) any Excluded Claims, (B) any loss of or damage to Landlord's property to the extent Landlord has waived such loss or damage pursuant to Section 10.4 below, or (C) any Consequential Damages suffered by Landlord or the Landlord Parties.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

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10.2        Landlord's Insurance; Tenant's Compliance with Landlord's Fire and Casualty Insurance.  Landlord shall, from and after the date hereof until the expiration of the Lease Term (as may be extended), maintain in effect the following insurance:  (i) physical damage insurance (including a rental loss endorsement) providing coverage in the event of fire, vandalism, malicious mischief and all other risks normally covered under "special form" policies in the geographical area of the Project, covering the Buildings (excluding, at Landlord's option, the property required to be insured by Tenant pursuant to Section 10.3.2 below) in an amount not less than the full replacement value (less commercially reasonable deductibles) of the Buildings, together with such other risks as Landlord may from time to time determine (provided however, that Landlord shall have the right, but not the obligation, to obtain earthquake and/or flood insurance); and (ii) commercial general liability insurance insuring against claims of bodily injury, personal injury or property damage arising out of Landlord's operations, contractual liabilities, or use of the Project.  Such coverages may be carried under one or more blanket and/or umbrella insurance policies so long as the coverages required under this Lease with respect to the Buildings and/or Project are not reduced or impaired as a result thereof.  Tenant shall, at Tenant's expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body with respect to Tenant's use of and/or activities in the Premises and the Project.

10.3        Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1        Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 above, (and with owned and non-owned automobile liability coverage, and liquor liability coverage if alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured's participation

10.3.2         Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant's request above the ceiling of the Premises or below the floor of the Premises.  Such insurance shall be written on a "physical loss or damage" basis under a "special form" policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3         Workers' compensation insurance as required by law.

10.3.4         Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Buildings as a result of such perils; provided, however, that Tenant may self-insure with regard to the risks described in this Section 10.3.4, provided that in all instances such self-insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section 10.3.4, and Tenant hereby waives any right it may have against Landlord with respect to any damage or loss that would otherwise have been covered by the insurance described in this Section 10.3.4.

10.3.5        Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any automobiles owned or hired by Tenant (but not Tenant's employees).

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10.3.6       Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord (and any mortgagee or ground or underlying lessor of Landlord after Landlord's written request therefor) as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 above; (iii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Five Thousand Dollars ($5,000.00). Tenant shall deliver such policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4        Subrogation.  Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be.  Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.5        Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that generally required by institutional owners of the Comparable Buildings and in no event may Landlord increase the amounts of the insurance required to be carried by Tenant hereunder more than once during the initial Lease Term and once during the Option Term (if applicable).

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1        Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If the Premises or any common areas of the Buildings or Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas.  Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project and/or the Buildings, or the lessor of a ground or underlying lease with respect to the Buildings, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired.  Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3 of this Lease, and Landlord shall repair any damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the costs of such repair of such tenant improvements and Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord therefor from Tenant's insurance carrier, as assigned by Tenant, the excess costs of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage.  In connection with such repairs and replacements of any such tenant improvements and Alterations, Tenant shall, prior to Landlord's commencement of such improvement work, submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and the applicable Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2        Landlord's Option to Repair.  Notwithstanding Section 11.1 above to the contrary, Landlord may elect not to rebuild and/or restore the Premises, the Buildings and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Buildings shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present:  (i) repairs cannot reasonably be substantially completed within one hundred twenty (120) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project and/or the Buildings or ground or underlying lessor with respect to the Project and/or the Buildings shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies, and the cost of repairing such uninsured or underinsured damage, excluding deductibles other than deductibles for earthquake insurance, exceeds $100,000.00.  In addition, if the Premises or the Buildings are destroyed or damaged to any substantial extent during the last year of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage, in which event this Lease shall cease and terminate as of the date of such notice.  Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, but subject to abatement pursuant to Section 11.1 above as and to the extent applicable, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term.

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11.3       Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Buildings or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or any other portion of the Project.

ARTICLE 12

CONDEMNATION

12.1        Permanent Taking.  If the whole or any part of the Premises, Buildings or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Buildings or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, deed or other instrument; provided, however, that (i) Landlord shall only have the right to terminate this Lease as provided herein if Landlord terminates the leases of all tenants in the Building similarly affected by the taking which leases contain similar termination rights in favor of Landlord as provided herein, and (ii) to the extent that the Premises are not adversely affected by such taking and Landlord continues to operate the Building as an office, technology or laboratory building, Landlord shall not terminate this Lease.  If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon thirty (30) days' notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking.  Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, or its ground lessor or mortgagee with respect to the Project, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and the applicable Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

12.2        Temporary Taking.  Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the applicable Tenant's Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that provided Tenant is not in default under this Lease beyond the expiration of any applicable notice and cure periods, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, and agreements hereof without interference by Landlord or any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

-15-	MARINA VILLAGE [Biotime]

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1       Transfers.  Subject to Sections 14.7 and 14.8 below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require.  Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord Two Thousand Five Hundred Dollars ($2,500.00) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant's proposed Transfer.

14.2        Landlord's Consent.  Subject to Sections 14.7 and 14.8 below, Landlord shall not unreasonably withhold its consent to any proposed Transfer on the terms specified in the Transfer Notice.  The parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1         The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Buildings or Project;

14.2.2         The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3        The Transferee is either a governmental agency or instrumentality thereof;

14.2.4        The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5        The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6        The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease; or

14.2.7        Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent and space of comparable size to the Subject Space is available for lease in the Project on a direct basis from Landlord, or (ii) is negotiating with Landlord to lease space in the Project at such time and space of comparable size to the Subject Space is available for lease in the Project on a direct basis from Landlord.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may within six (6) months after Landlord's consent, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).

14.3        Transfer Premium.  Subject to Sections 14.7 and 14.8 below, if Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions in connection with the Transfer (collectively, the "Subleasing Costs").  Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4        Landlord's Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14 (but subject to Sections 14.7 and 14.8 below), Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space.  Such recapture notice shall terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice; provided, however, such recapture and termination right shall only apply with respect to any proposed assignment, or any sublease, which, when aggregated with all subleases then in effect to non-Affiliates, pertains to more than twenty-five percent (25%) of the Premises.  If this Lease is terminated with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the rentable square feet retained by Tenant in proportion to the rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 above.  Tenant shall not incur or be liable for any commissions, costs, fees or expenses payable to third parties resulting from Landlord's recapture of any Subject Space from Tenant.

-16-	MARINA VILLAGE [Biotime]

14.5        Effect of Transfer.  If Landlord consents to a Transfer: (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord; and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit.

14.6        Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include the following (subject, however, to the provisions of Section 14.7 below): (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of the partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7        Permitted Transfers to Affiliates. Notwithstanding the foregoing provisions of this Article 14 to the contrary, the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets and/or stock of Tenant, or (iv) a successor to Tenant or any of the foregoing entities by purchase, merger, consolidation or reorganization (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as "Affiliates") shall not be deemed a Transfer under this Article 14, and thus shall not be subject to the requirement of obtaining Landlord's consent thereto in Sections 14.1 and 14.2 above, or Landlord's right to receive any Transfer Premium pursuant to Section 14.3 above, or recapture right in Section 14.4 above, provided that:

14.7.1      any such Affiliate was not formed, and such transaction was not entered into, as a subterfuge to (i) avoid the obligations of this Article 14, or (ii) adversely affect the ability of Tenant to satisfy its obligations under this Lease;

14.7.2         Tenant gives Landlord notice of any such assignment or sublease to an Affiliate within ten (10) business days after the effective date of any such assignment or sublease;

14.7.3         the successor of Tenant and Tenant have as of the effective date of this Lease and/or the date of any such assignment or sublease a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease;

14.7.4         any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord within ten (10) business days after the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the Subject Space which is the subject of such Transfer (other than the amount of Base Rent and the applicable Tenant's Share of Excess Operating Expenses, Tax Expenses and Utilities Costs payable by Tenant with respect to a sublease); and

14.7.5        Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

"Control", as used in this Section 14.7, shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a person or entity, or ownership of any sort, whether through the ownership of voting securities, by contract or otherwise.

14.8        Business Affiliates.  Notwithstanding anything to the contrary contained in the foregoing provisions of this Article 14, Tenant shall have the right, without being subject to Landlord's prior consent, Landlord's right to receive any Transfer Premium pursuant to Section 14.3 above, or Landlord's recapture option in Section 14.4 above, but upon at least ten (10) days' prior written notice to Landlord, to sublease, license or otherwise permit occupancy of portions of the Premises to other entities and/or individuals who have an ongoing business relationship with Tenant, including subsidiaries of Tenant (each a "Business Affiliate"), which sublease, license or occupancy agreement, as the case may be, to a Business Affiliate shall be on and subject to all of the following conditions:  (i) all such Business Affiliates shall be of a reputation comparable to the reputation of other tenants of the Building; (ii) all such Business Affiliates shall use the Premises for the Permitted Use and otherwise in conformity with all of the applicable provisions of this Lease; (iii) each such sublease, license or occupancy agreement is not a subterfuge by Tenant to avoid its obligations under this Article 14; (iv) there shall be no separate exterior demising walls which separate the space which is the subject of such sublease, license or occupancy agreement from the balance of the Premises or separate exterior entrances to the space which is the subject of such sublease, license or occupancy agreement; and (v) each such sublease, license and occupancy agreement shall be subject to and subordinate to all of the terms and provisions of this Lease.  No such sublease, license or occupancy agreement, as the case may be, shall relieve Tenant from any liability under this Lease.

-17-	MARINA VILLAGE [Biotime]

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

15.1        Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2        Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Buildings resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease.  Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.  Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in such commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's Mortgagee or Landlord's prospective mortgagees.  Tenant shall execute and deliver any other commercially reasonable documents and may be reasonably required for such purposes.  Failure of Tenant to timely execute and deliver such estoppel certificate or other documents shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.  Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease.  In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys' fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate.  Upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) days after Landlord's delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor's statement.  If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days after Landlord's delivery of written request therefor, current financial statements of the Guarantor in a form consistent with the foregoing criteria.

-18-	MARINA VILLAGE [Biotime]

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease, require in writing that this Lease be superior thereto.  Notwithstanding any contrary provision in this Article 18, a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future mortgage or deed of trust is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (a "Future SNDA") from the lessor or beneficiary of such future instrument, acknowledging that the rights and interests of Tenant under this Lease shall remain in full force and effect and Tenant's right to possession of the Premises shall not be disturbed during the Lease Term as long as Tenant is not in default under this Lease beyond all applicable notice and cure periods.  Tenant covenants and agrees if any proceedings are brought for the foreclosure of any such mortgage, or if any ground lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease.  Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, or ground leases.  Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.  Landlord shall use commercially reasonable efforts to cause the beneficiary of the existing deed of trust encumbering the Project (the "Existing Lender") to execute and deliver to the parties, within sixty (60) days after execution of this Lease, a commercially reasonable subordination, non-disturbance and attornment agreement (the "Existing Lender SNDA"), and Tenant shall execute such Existing Lender SNDA promptly after request therefor by Landlord.  Landlord's failure to cause the Existing Lender to execute and deliver to the parties a fully executed Existing Lender SNDA within such 60-day period or by any other date shall not constitute a default by Landlord under this Lease, and Tenant shall not be entitled to any remedy under this Lease, nor shall Landlord be liable to Tenant for any damages or otherwise due to any such failure by Landlord.  Tenant shall reimburse Landlord for all out-of-pocket costs actually incurred by Landlord in connection with obtaining the Existing Lender SNDA within thirty (30) days after Tenant's receipt of Landlord's invoice therefor.

ARTICLE 19

TENANT'S DEFAULTS; LANDLORD'S REMEDIES

19.1        Events of Default by Tenant.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1         Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days after written notice of delinquency is delivered to Tenant by Landlord; provided, however, that if Landlord has given Tenant one (1) such delinquency notice in the preceding twelve (12) consecutive month period, then Tenant's subsequent failure to pay any Rent or other charge when due shall constitute a default under this Lease without requirement of any notice or cure period; provided, further, that any such delinquency notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2         Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3         Abandonment of the Premises by Tenant other than in connection with any damage to or destruction of the Premises or any condemnation or other action of any governmental agency or authority prohibiting the use or occupation of the Premises or the Buildings.

-19-	MARINA VILLAGE [Biotime]

19.2        Landlord's Remedies Upon Default.  Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1         Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)                  the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)                the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)               the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)              any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(v)                at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 above.  As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2         Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3         Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant's part to be observed or performed (and may enter the Premises for such purposes).  In the event of Tenant's failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired.  Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord's rights and remedies as a result of Tenant's failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3        Payment by Tenant.  Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord's performance or cure of any of Tenant's obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended.  Tenant's obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4        Sublessees of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  If Landlord elects to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5        Waiver of Default.  No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained.  Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default.  The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

-20-	MARINA VILLAGE [Biotime]

19.6        Efforts to Relet.  For the purposes of this Article 19, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder.  The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 10 of the Summary.  The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term.  If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default.  If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a default under this Lease.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term.  Tenant shall not be entitled to any interest on the Security Deposit.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.  Notwithstanding the foregoing, and provided Tenant is not in default under this Lease as of the First Security Deposit Reduction Date or the Second Security Deposit Reduction Date as defined and set forth hereinbelow (as the case may be), Landlord shall reduce the Security Deposit held by Landlord by (i) Four Hundred Twenty-Three Thousand Four Hundred Thirty-One and 25/100 Dollars ($423,431.25) (the "First Security Deposit Reduction Amount") on the first (1st) day of the twenty-fifth (25th) month of the initial Lease Term (the "First Security Deposit Reduction Date"), and (ii) Three Hundred Forty-Six Thousand One Hundred Thirty-Five and 80/100 Dollars ($346,135.80) (the "Second Security Deposit Reduction Amount") on the first (1st) day of the thirty-seventh (37th) month of the initial Lease Term (the "Second Security Deposit Reduction Date").  Landlord shall apply (A) the First Security Deposit Reduction Amount as a credit against the monthly installment(s) of Base Rent first due and payable by Tenant under this Lease following the First Security Deposit Reduction Date, and (B) the Second Security Deposit Reduction Amount as a credit against the monthly installment(s) of Base Rent first due and payable by Tenant under this Lease following the Second Security Deposit Reduction Date.  Notwithstanding anything to the contrary contained herein, and provided Tenant is not in default under this Lease following any applicable notice and cure periods, Tenant shall have the right, at any time during the Lease Term, to deliver to Landlord an irrevocable and unconditional negotiable letter of credit in a form approved by Landlord, in Landlord's sole discretion (the "Letter of Credit") in the amount of the then-existing Security Deposit held by Landlord, subject, however, to the condition precedent that Tenant execute and deliver to Landlord the Landlord's standard form letter of credit agreement (which provides, among other things, that (A) if Tenant defaults under this Lease beyond any applicable notice and cure periods, Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure any such default and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from such default, and (B) Tenant shall not interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a draw by Landlord of any portion of the Letter of Credit).  Any such Letter of Credit must be:  (1) payable in the county in which the Building is located, name Landlord as beneficiary, and be issued by a solvent nationally recognized bank that is acceptable to Landlord in Landlord's sole discretion; (2) maintained in effect, whether through renewal or extension, until the date which is one hundred twenty (120) days after the expiration of the Lease Term; and (3) fully assignable by Landlord, and permit partial draws.  If and to the extent Tenant delivers such Letter of Credit to Landlord prior to the first (1st) day of the thirty-seventh (37th) month of the initial Lease Term, such Letter of Credit shall contain a reduction schedule consistent with the reduction schedule set forth in the clauses (i) and (ii) hereinabove.  Within ten (10) business days following Landlord's receipt of the Letter of Credit and such executed letter of credit agreement, Landlord shall return the Security Deposit to Tenant.

-21-	MARINA VILLAGE [Biotime]

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, "Applicable Laws").  At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws pertaining to the Premises and/or Tenant's use of and/or activities in the Premises and the Project, subject to Landlord's obligation as set forth hereinbelow to comply with Applicable Laws with respect to those portions of the Buildings and Project that are Landlord's responsibility to maintain and repair pursuant to Section 7.2 above.  In addition, Tenant shall fully comply with all present or future government-mandated programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Notwithstanding the foregoing provisions of this Article 21 to the contrary, Landlord shall comply with all Applicable Laws relating to those portions of the Buildings and Project that are Landlord's responsibility to repair and maintain pursuant to Section 7.2 above; provided, however, to the extent Landlord's compliance obligations are triggered by any improvements or Alterations made to the Premises by or on behalf of Tenant (including the initial Tenant Improvements described in the Tenant Work Letter), any trade fixtures, furniture, equipment or personal property installed by Tenant in the Premises, and/or Tenant's particular manner of use of the Premises, Tenant shall reimburse Landlord for the cost of such compliance within thirty (30) days after invoice therefor from Landlord.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon not less than two (2) business days' prior notice (except no such prior notice shall be required in case of emergency) to Tenant to enter the Premises to:  (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground lessors; or (iii) to post notices of nonresponsibility.   Upon not less than three (3) business days' prior notice to Tenant (except no such prior notice shall be required in case of emergency), Landlord may enter the Premises to alter, improve or repair the Premises or the Buildings if necessary to comply with current building codes or other Applicable Laws, or for structural alterations, repairs or improvements to the Buildings.  Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform other services required of Landlord pursuant to this Lease.  In exercising any rights of entry to the Premises, Landlord shall make commercially reasonable efforts to not unreasonably interfere with or disrupt the normal operation of Tenant's business (except in the case of emergency).  Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes.  Except as provided in Section 6.6 above, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant.  In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

PARKING

Throughout the Lease Term, Tenant shall have the right to use, on a "first-come, first-serve" basis, in common with other tenants of the Buildings and free of parking charges, the number of unreserved parking spaces set forth in Section 12 of the Summary, which unreserved parking spaces are located in those Parking Facilities servicing the applicable Building as shall be designated by Landlord from time to time for unreserved parking for the tenants of such applicable Building.  Tenant's continued right to use the parking spaces is conditioned upon (i) Tenant abiding by (A) the Parking Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit D and all reasonable and non-discriminatory modifications and additions thereto that are not inconsistent with Tenant's rights under this Lease, which are prescribed from time to time for the orderly operation and use of the Parking Facilities by Landlord, and/or Landlord's Parking Operator (as defined below), (B) all rules and regulations which are prescribed from time to time by any common area association of the Project having rights over the Parking Facilities, and (C) all recorded covenants, conditions and restrictions affecting the Buildings and/or the Project, and (ii) upon Tenant's cooperation in seeing that Tenant's employees and visitors also comply with the Parking Rules and Regulations (and all such modifications and additions thereto, as the case may be), any such other rules and regulations and covenants, conditions and restrictions.  Landlord (and/or any other owners of Marina Village) specifically reserve the right to change the size, configuration, design, layout, location and all other aspects of the Parking Facilities, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to any or all of the Parking Facilities; provided, however, that such actions shall not result in a permanent reduction in the number of unreserved parking spaces that Tenant has the right to use under this Lease as set forth in Section 12 of the Summary.  Landlord may delegate its responsibilities hereunder to a parking operator (the "Parking Operator") in which case the Parking Operator shall have all the rights of control attributed hereby to Landlord.  The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant's own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above.  All visitor parking by Tenant's visitors shall be subject to availability, as reasonably determined by Landlord (and/or the Parking Operator, as the case may be), parking in such visitor parking areas as may be designated by Landlord (and/or the Parking Operator and/or any common area association of the Project having rights over the Parking Facilities) from time to time.

-22-	MARINA VILLAGE [Biotime]

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1        Terms; Captions.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2        Binding Effect.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

24.3        No Waiver.  No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4        Modification of Lease.  If any current or prospective mortgagee or ground lessor for the Project requires modifications to this Lease, which modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.  If Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

24.5        Transfer of Landlord's Interest.  Landlord has the right to transfer all or any portion of its interest in the Project, the Buildings and/or in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease arising after the effective date of such transfer and Tenant shall look solely to such transferee for the performance of Landlord's obligations hereunder arising after the date of such transfer provided such transferee assumes in writing the obligations of Landlord under this Lease arising after the effective date of such transfer.  The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project.  Landlord may also assign its interest in this Lease to a mortgage lender as additional security but such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6        Prohibition Against Recording.  Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

24.7        Landlord's Title; Air Rights.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

-23-	MARINA VILLAGE [Biotime]

24.8        Tenant's Signs.

24.8.1        Signage Monuments. Subject to the approval of all applicable governmental entities, and subject to all Applicable Laws, Landlord hereby grants Tenant the right to have Tenant's name "BioTime" and the name of other Business Affiliates (provided the names of such Business Affiliates fit within the space allotted to Tenant on the Signage Monument), but no other markings, displayed on (i) the existing monument sign for the 1010 Building located at the front entrance to the 1010 Building (the "1010 Signage Monument"), and (ii) the existing monument sign for the 1020 Building located at the front entrance to the 1020 Building (the "1020 Signage Monument", and together with the 1010 Signage Monument, collectively, the "Signage Monuments"). The design, size, specifications, graphics, materials, colors and exact location with respect to Tenant's name on each of the Signage Monuments shall be (A) consistent with the quality and appearance of the Buildings and Project, and (B) designated by Landlord, subject to the approval of all applicable governmental authorities. Landlord shall install Tenant's name on each of the Signage Monuments at Landlord's expense. Tenant shall pay to Landlord, within ten (10) days after demand, from time to time, all costs attributable to the insurance, maintenance and repair of Tenant's name on each Signage Monument, plus a pro-rata share of the costs of maintenance, insurance, and repair of each Signage Monument (such pro-rata share for each applicable Signage Monument to be determined by Landlord based upon the number of tenant signs on such applicable Signage Monument). Landlord shall have the right to relocate, redesign and/or reconstruct the Signage Monuments from time to time. The rights granted to Tenant under this Section 24.8.1 (1) are personal to (v) the original Tenant executing this Lease (the "Original Tenant"), (w) to any Affiliate to which the Original Tenant assigns its entire interest in this Lease pursuant to Section 14.7 above (each, an "Affiliate Assignee") or any Business Affiliate, (x) any non-Affiliate Transferee of Tenant's entire interest under this Lease pursuant to Article 14 above (a "Non-Affiliate Assignee"), (y) with respect to Tenant's sign on the 1010 Signage Monument, any Transferee to whom Tenant has assigned such signage rights who subleases the entire rentable square feet of the 1010 Premises for the remainder of the Lease Term, or (z) with respect to Tenant's sign on the 1020 Signage Monument, any Transferee to whom Tenant has assigned such signage rights who subleases the entire rentable square feet of the 1020 Premises for the remainder of the Lease Term (such subtenant Transferees to whom such applicable signage rights have been assigned as described in clauses (y) and (z) hereinabove are collectively referred to herein as "Major Subtenants"), (but any name change on the Signage Monuments to reflect the name of such Affiliate Assignee, such Business Affiliate, such Non-Affiliate Assignee or such applicable Major Subtenants (as the case may be) shall be subject to Landlord's prior reasonable approval), (2) may not be assigned or exercised by or to, or used by, any other person or entity other than the Original Tenant, such Affiliate Assignee, such Business Affiliate, such Non-Affiliate Assignee or such applicable Major Subtenants, as the case may be, and (3) shall only be available to and exercisable by the Original Tenant, such Affiliate Assignee, such Business Affiliate, such Non-Affiliate Assignee or such applicable Major Subtenants, as the case may be, when the Original Tenant, such Affiliate Assignee, such Business Affiliate, such Non-Affiliate Assignee or such applicable Major Subtenants, as the case may be, is in actual and physical possession of the entire Premises (except that with respect to Tenant's sign on the 1010 Signage Monument and Tenant's sign on the 1020 Signage Monument, respectively, shall only be available to and exercised by the Original Tenant, the Affiliate Assignee, the Business Affiliate, the Non-Affiliate Assignee or the applicable Major Subtenant to which such applicable signs have been assigned when the Original Tenant, the Affiliate Assignee, the Business Affiliate, the Non-Affiliate Assignee or such applicable Major Subtenant is an actual and physical possession of the entire rentable square feet of the 1010 Premises [with respect to the 1010 Signage Monument] or the 1020 Premises [with respect to the 1020 Signage Monument], respectively, as the case may be). Upon termination or expiration of this Lease, or upon the earlier termination of Tenant's rights under this Section 24.8.1, Landlord shall have the right to permanently remove Tenant's name from the Signage Monuments and to restore and repair all damage to the Signage Monuments resulting from such removal, and Tenant shall pay to Landlord, within ten (10) days after demand, all costs incurred in connection with such removal, restoration and repair.

24.8.2         Identification Signs.  Tenant shall be entitled, at its sole cost and expense, to (i) one (1) identification sign on or near the entry doors of the 1010 Premises, and (ii) one (1) identification sign on or near the entry doors of the 1020 Premises (collectively, the "Identification Signs").  The Identification Signs shall be installed by a signage contractor designated by Landlord.  The location, quality, design, style and size of the Identification Signs shall be consistent with the Landlord's Building standard signage program and shall be subject to Landlord's prior written approval, in its reasonable discretion; provided, however, that the Identification Signs may show the name of Tenant, any Affiliate Assignee, any Business Affiliate, any Non-Affiliate Assignee or any applicable Major Subtenants (as the case may be).

24.8.3         No Other Signs.  Except for the Identification Signs and Tenant's (or any Affiliate Assignee's, Business Affiliate's, any Non-Affiliate Assignee's or any applicable Major Subtenant's [as the case may be]) name on the Signage Monuments, Tenant may not install any signs on the exterior or roof of the Buildings, the Other Existing Buildings or the common areas of the Buildings or the Project.  Any signs, window coverings, or blinds, or other items visible from the exterior of the Premises or Buildings are subject to the prior approval of Landlord, in its sole and absolute discretion.

24.9        Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10     Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11    Time of Essence.  Time is of the essence of this Lease and each of its provisions.

24.12     Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13     No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

-24-	MARINA VILLAGE [Biotime]

24.14   Landlord Exculpation. Notwithstanding anything in this Lease to the contrary, and notwithstanding any Applicable Law to the contrary, the liability of Landlord and the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project (including any rental, insurance and condemnation proceeds therefrom), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15     Entire Agreement.  There are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16     Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Buildings, the Other Existing Buildings and/or in any other building and/or any other portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Buildings, the Other Existing Buildings or Project.

24.17     Force Majeure.  Any prevention, delay or stoppage due to strikes, labor lockouts by third (3rd) party vendors, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant's obligations under the Tenant Work Letter (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

24.18     Waiver of Redemption by Tenant.  Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

24.19    Notices.  All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier using next business day service, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given four (4) days after it is sent by United States mail, one (1) business day after it is sent by nationally recognized overnight courier using next business day service  or upon the date personal delivery is made or rejected.  If Tenant is notified of the identity and address of Landlord's mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

24.20     Joint and Several.  If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

24.21     Authority.  Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Project is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  Tenant confirms that it is not in violation of any executive order or similar governmental regulation or law, which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists.  Tenant further confirms that it will comply throughout the Term of this Lease, with all governmental laws, rules or regulations governing transactions or business dealings with any suspected or confirmed terrorists or terrorist entities, as identified from time to time by the U.S. Treasury Department's Office of Foreign Assets Control or any other applicable governmental entity.

24.22     Jury Trial; Attorneys' Fees.  IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY.  In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

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24.23     Governing Law.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

24.24     Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25     Brokers.  Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the "Brokers"), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent in connection with this Lease other than the Brokers.

24.26     Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Buildings, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27     Building Name and Signage.  Landlord shall have the right at any time to change the name(s) of the Building, the Other Existing Buildings and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Buildings, the Other Existing Buildings and any portion of the Project as Landlord may, in Landlord's sole discretion, desire.  Tenant shall not use the names of the Buildings, the Other Existing Buildings or Project or use pictures or illustrations of the Buildings, the Other Existing Buildings or Project in advertising or other publicity, without the prior written consent of Landlord.

24.28     Building Directory.  Landlord shall include Tenant's name and location and the name and location of any Affiliate Assignee, any Business Affiliate, any Non-Affiliate Assignee and/or any applicable Major Subtenants in each Building on one (1) line on the lobby directory for each such Building.  The initial cost of such directory signage for Tenant shall be paid for by Landlord, but any subsequent charges thereto, and the cost of any directory signage for any Affiliate Assignee, any Business Affiliate, any Non-Affiliate Assignee or any applicable Major Subtenants, shall be at Tenant's cost.

24.29     Intentionally Deleted.

24.30     Landlord's Construction.  Except as specifically set forth in this Lease or in the Tenant Work Letter:  (i) Landlord has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Buildings, the Other Existing Buildings, the Project, or any part thereof; and (ii) no representations or warranties respecting the condition of the Premises, the Buildings, the Other Existing Buildings or the Project have been made by Landlord to Tenant.  Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Buildings, the Other Existing Buildings, the Premises, and/or the Project, including without limitation, landscaping and tenant improvements for premises for other tenants and, at Landlord's sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the "Construction").  In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Buildings and/or the Other Existing Buildings, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Buildings, the Other Existing Buildings and/or the Project, which work may create noise, dust or leave debris in the Buildings, the Other Existing Buildings and/or the Project.  Tenant hereby agrees that such Construction and Landlord's actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as otherwise provided in Section 6.6 above).  Landlord shall have no responsibility or for any reason be liable to Tenant for any injury to or interference with Tenant's business arising from such Construction, nor shall Tenant be entitled to any compensation or damages (subject to the abatement provisions in Section 6.6 above) from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from such Construction or Landlord's actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction; provided, however, that Landlord shall remain liable for personal injury and property damage resulting from any Construction to the extent caused by Landlord’s or the Landlord Parties' gross negligence or willful misconduct and not insured or required to be insured by Tenant under this Lease.  Notwithstanding anything in this Section 24.30 to the contrary, Landlord shall use commercially reasonable efforts to perform all Construction in a manner, whenever reasonably practicable, to minimize any material, adverse interference with Tenant’s normal business operations in the Premises.

-26-	MARINA VILLAGE [Biotime]

24.31     Emergency Generator.  Subject to (i) the approval of all applicable governmental agencies, (ii) Tenant's compliance with all Applicable Laws and the provisions of this Section 24.31 and the other provisions of this Lease, and (iii) the provisions of, and Tenant's compliance with and obtaining all approvals required under, all covenants, conditions and restrictions recorded against the Project, Tenant shall have the exclusive right, at Tenant's sole cost and expense and subject to the provisions of this Section 24.31, to utilize the existing back-up emergency generator (the "Generator") in the location depicted on Exhibit E attached hereto (the "Generator Site").  The Generator, together with all platforms, fencing, enclosures, sheds and other related materials and equipment shall be referred to herein as the "Generator Equipment".  Tenant shall have the right, subject to available capacity of the Building, to install such connection equipment, such as conduits, cables, risers, feeders and materials (collectively, the "Generator Connecting Equipment") in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the Generator Equipment to the Premises, and Tenant's other machinery and equipment therein, subject, however, to the provisions of Section 24.31.2 below.  Tenant shall also have the right of access, consistent with Section 24.31.3 below, to the areas where the Generator Equipment and any such Generator Connecting Equipment are located for the purposes of maintaining, repairing, testing and replacing the same.  The Generator Equipment and related Generator Connecting Equipment are hereby referred to together and/or separately as the "Emergency Power Supply Equipment".

24.31.1      Emergency Power Supply Equipment.  The installation of the Generator Connecting Equipment shall be performed in accordance with and subject to the provisions of Article 8 above, and the Emergency Power Supply Equipment shall be treated for all purposes of this Lease as if the same were Tenant's personal property.  For purposes of determining Tenant's obligations with respect to its use of the Generator Site and Emergency Power Supply Equipment herein provided, the Generator Site shall be deemed to be a portion of the Premises; consequently, all of the provisions of this Lease with respect to Tenant's obligations hereunder shall apply to the installation, use and maintenance of the Emergency Power Supply Equipment, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance, and compliance with Applicable Laws.

24.31.2      Non-Exclusive Right.  It is expressly understood that Landlord retains the right to grant third parties the right to utilize any portion of the Project located outside the Premises not utilized by Tenant as the Generator Site, provided in each event that Tenant shall have reasonable access to, and Landlord shall not unduly interfere with the use of, the Emergency Power Supply Equipment.

24.31.3      Tenant's Covenants.  Tenant shall install, use, maintain and repair the Emergency Power Supply Equipment so as not to damage or interfere with the operation of the Building or Project or any portion thereof, including, without limitation, the Generator Site, the systems and equipment, and any other generators or power sources or similar equipment located in or on the Building or Project; and Tenant hereby agrees to indemnify, defend and hold harmless from and against any and all Claims arising out of Tenant's failure to comply with the provisions of this Section 24.31.

24.31.4      Landlord's Obligations.  Landlord shall not have any obligations with respect to the Generator Site, the Emergency Power Supply Equipment or compliance with any requirements relating thereto, nor shall Landlord be responsible for any damage that may be caused to the Emergency Power Supply Equipment, except to the extent caused by the gross negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant under this Lease.  Landlord makes no representation that the Emergency Power Supply Equipment will be able to supply sufficient power to the Premises, and Tenant agrees that Landlord shall not be liable to Tenant therefor.

24.31.5      Condition of Generator Site.  Tenant shall accept the Generator and Generator Site in its "AS-IS" condition, without any representations or warranties made by Landlord concerning same (including, but not limited to, the purposes for which such areas are to be used by Tenant), and Landlord shall have no obligation to contract or pay for any improvements or other work in or for the Generator and/or Generator Site, and Tenant shall be solely responsible, at its sole cost and expense, for constructing any improvements or performing any other work in pertaining to the Emergency Power Supply Equipment and/or Generator Site pursuant to and in accordance with the provisions of this Section 24.31.  Tenant, at Tenant's sole cost and expense, shall maintain the Emergency Power Supply Equipment and install such enclosures, fencing and other protective equipment on or about the Emergency Power Supply Equipment as Landlord may reasonably determine.

24.31.6      Repairs.  Tenant shall (i) be solely responsible for any damage caused as a result of the Emergency Power Supply Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any requirements in connection with the installation, maintenance or use of the Emergency Power Supply Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) make necessary repairs, replacements to or maintenance of the Emergency Power Supply Equipment and Generator Site.  Tenant shall have the work which is Tenant's obligation to perform under this Section 24.31 (including, without limitation, all installation, modification and maintenance of the Emergency Power Supply Equipment) performed promptly and diligently in a first-class, workmanlike manner, by contractors and subcontractors approved by Landlord.

24.31.7      Installation.  Tenant shall install and operate the Emergency Power Supply Equipment in compliance with all Applicable Laws.  Prior to the installation of the Emergency Power Supply Equipment, or the performance of any modifications or changes thereto, Tenant shall comply with the following:

24.31.7.1                  Tenant shall submit to Landlord in writing all plans for such installations, modifications or changes for Landlord's approval, which approval shall be granted or denied in Landlord's sole and absolute discretion;

24.31.7.2                  prior to commencement of any work, Tenant shall obtain the required approvals of all federal, state and local governmental authorities; Tenant shall promptly deliver to Landlord written proof of compliance with all Applicable Laws in connection with any work related to the Emergency Power Supply Equipment, including, but not limited to, a signed-off permit from the City of Alameda;

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24.31.7.3                 all of such work shall conform to Landlord's design specifications for the Building, Project and the Generator Site and Landlord's requirements, including, but not limited to, weight and loading requirements, and shall not adversely affect the structural components of the Building or interfere with any systems and equipment located in, upon or serving the Project, Building or the Generator Site; and

24.31.7.4                  the Emergency Power Supply Equipment shall be clearly marked to show Tenant's name, address, telephone number and the name of the person to contact in case of emergency.

24.31.8      Hazardous Materials.  Tenant shall not use any Hazardous Materials in connection with the Emergency Power Supply Equipment, except that Tenant may use diesel fuel stored in a double walled steel tank (the "Fuel Tank") contained within the Generator, as long as such fuel and such Fuel Tank are kept, maintained and used in accordance with all Applicable Laws and the highest safety standards for such use, and so long as such fuel is always stored within the Fuel Tank and is not used or stored in any area outside of the Generator.  Tenant shall promptly, at Tenant's expense, take all investigatory and all remedial action required by Applicable Laws and reasonably recommended by Landlord, whether or not formally ordered or required by Applicable Laws, for the cleanup of any spill, release or other contamination of the Generator Site and/or the Project to the extent caused or contributed to by Tenant's use of the Emergency Power Supply Equipment (including, without limitation, the fuel for the Generator), or pertaining to or involving any such fuel or other Hazardous Materials brought onto the Generator Site during the Lease Term by Tenant or any of Tenant's agents, employees, contractors, licensees or invitees.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims to the extent arising out of or involving any Hazardous Materials brought onto the Generator Site by or for Tenant in connection with Tenant's activities under this Section 24.31.  Tenant's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant or any of Tenant's agents, employees, licensees or invitees, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

24.31.9    Security.  Physical security of the Generator Site and the Emergency Power Supply Equipment is the sole responsibility of Tenant, who shall bear the sole cost, expense and liability of any security services, emergency alarm monitoring and other similar services in connection therewith.  Landlord shall not be liable to Tenant for any damages (including Consequential Damages) arising out of or in connection with the physical security, or lack thereof, of the Generator Site and/or Emergency Power Supply Equipment.

24.31.10   Testing.  The Emergency Power Supply Equipment shall be routinely tested and inspected by a qualified contractor selected by Tenant and reasonably approved by Landlord, at Tenant's expense, in accordance with testing and inspection service contracts reasonably approved by Landlord.  Tenant will provide Landlord with copies of certificates and other documentation related to the testing of the Emergency Power Supply Equipment.  Testing hours are restricted, however, to those specific hours reasonably set and determined by Landlord from time to time.

24.31.11   Default.  If Tenant fails to perform any of its obligations under this Section 24.31, and does not correct such noncompliance within five (5) business days after receipt of notice thereof from Landlord or such longer period as may be reasonably necessary to correct such noncompliance, so long as Tenant commences to correct such noncompliance within such five (5) business day period and thereafter proceeds with due diligence to correct such noncompliance, then Tenant shall be deemed in default under this Lease, notwithstanding any other notice or cure provided in Article 19 above or otherwise in this Lease, and in addition to all other remedies Landlord may have under this Lease, Tenant shall, upon notice from Landlord, immediately discontinue its use of that portion of the Emergency Power Supply Equipment to which such noncompliance relates, and make such repairs and restoration as required under Section 24.33.12 below with respect thereto.

24.31.12   Removal at End of Lease Term.  Upon the expiration or earlier termination of this Lease, Tenant shall not remove the Emergency Power Supply Equipment.

24.31.13   Rights Personal.  Notwithstanding the foregoing provisions of this Section 24.31 to the contrary, Tenant's rights under this Section 24.31:  (i) shall only be available to and exercisable by the Original Tenant, or any Affiliate Assignee, Business Affiliate, Non-Affiliate Assignee, any applicable Major Subtenants, or any other Transferee of a Transfer approved by Landlord if Landlord approves in writing of such Transferee's use thereof (as the case may be); and (ii) may not be transferred to or used by any person or entity other than the Original Tenant or such Affiliate Assignee, Business Affiliate, Non-Affiliate Assignee, any applicable Major Subtenants, or any other Transferee of a Transfer approved by Landlord if Landlord approves in writing of such Transferee's use thereof (as the case may be).

24.32     Liquid Nitrogen Tank.  Subject to (i) the approval of all applicable governmental agencies, (ii) Tenant's compliance with all Applicable Laws and the provisions of this Section 24.32 and the other provisions of this Lease, and (iii) the provisions of, and Tenant's compliance with and obtaining all approvals required under, all covenants, conditions and restrictions recorded against the Project, Tenant shall have the exclusive right, at Tenant's sole cost and expense and subject to the provisions of this Section 24.32, to install one liquid nitrogen tank (the "Liquid Nitrogen Tank") in a location located outside the Premises as shall be designated by Landlord in Landlord's sole discretion (the area upon which the Liquid Nitrogen Tank shall be located shall be referred to herein as the "Liquid Nitrogen Tank Site").  The Liquid Nitrogen Tank shall be of such size and specifications, and include such platforms, fencing, enclosures, sheds and other related materials and equipment, as shall be approved by Landlord prior to installation (collectively, the "Liquid Nitrogen Tank Equipment"), which approval may be granted or denied in Landlord's sole and absolute discretion.  In addition, Tenant shall have the right, subject to available capacity of the Building, to install such connection equipment, such as conduits, cables, risers, feeders and materials (collectively, the "Liquid Nitrogen Tank Connecting Equipment") in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the Liquid Nitrogen Tank Equipment to the Premises, and Tenant's other machinery and equipment therein, subject, however, to the provisions of Section 24.32.2 below.  Tenant shall also have the right of access, consistent with Section 24.32.3 below, to the areas where the Liquid Nitrogen Tank Equipment and any such Liquid Nitrogen Tank Connecting Equipment are located for the purposes of maintaining, repairing, testing and replacing the same.

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24.32.1      Liquid Nitrogen Supply Equipment.  The installation of the Liquid Nitrogen Tank Equipment and related Liquid Nitrogen Tank Connecting Equipment (hereby referred to together and/or separately as the "Liquid Nitrogen Supply Equipment") shall be performed in accordance with and subject to the provisions of Article 8 above, and the Liquid Nitrogen Supply Equipment shall be treated for all purposes of this Lease as if the same were Tenant's personal property.  For purposes of determining Tenant's obligations with respect to its use of the Liquid Nitrogen Tank Site and Liquid Nitrogen Supply Equipment herein provided, the Liquid Nitrogen Tank Site shall be deemed to be a portion of the Premises; consequently, all of the provisions of this Lease with respect to Tenant's obligations hereunder shall apply to the installation, use and maintenance of the Liquid Nitrogen Supply Equipment, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance, and compliance with Applicable Laws.

24.32.2      Non-Exclusive Right.  It is expressly understood that Landlord retains the right to grant third parties the right to utilize any portion of the Project located outside the Premises not utilized by Tenant as the Liquid Nitrogen Tank Site, provided in each event that Tenant shall have reasonable access to, and Landlord shall not unduly interfere with the use of, the Liquid Nitrogen Supply Equipment.

24.32.3      Tenant's Covenants.  Tenant shall install, use, maintain and repair the Liquid Nitrogen Supply Equipment so as not to damage or interfere with the operation of the Building or Project or any portion thereof, including, without limitation, the Liquid Nitrogen Tank Site, the systems and equipment, and any other power sources or similar equipment located in or on the Building or Project; and Tenant hereby agrees to indemnify, defend and hold harmless from and against any and all Claims arising out of Tenant's failure to comply with the provisions of this Section 24.32.

24.32.4      Landlord's Obligations.  Landlord shall not have any obligations with respect to the Liquid Nitrogen Tank Site, the Liquid Nitrogen Supply Equipment or compliance with any requirements relating thereto, nor shall Landlord be responsible for any damage that may be caused to the Liquid Nitrogen Supply Equipment, except to the extent caused by the gross negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant under this Lease.

24.32.5      Condition of Liquid Nitrogen Tank Site.  Tenant shall accept the Liquid Nitrogen Tank Site in its "AS-IS" condition, without any representations or warranties made by Landlord concerning same (including, but not limited to, the purposes for which such areas are to be used by Tenant), and Landlord shall have no obligation to contract or pay for any improvements or other work in or for the Liquid Nitrogen Tank Site, and Tenant shall be solely responsible, at its sole cost and expense, for preparing the Liquid Nitrogen Tank Site for the installation of the Liquid Nitrogen Supply Equipment and for constructing any improvements or performing any other work in such areas pursuant to and in accordance with the provisions of this Section 24.32.  Tenant, at Tenant's sole cost and expense, shall maintain the Liquid Nitrogen Supply Equipment and install such enclosures, fencing and other protective equipment on or about the Liquid Nitrogen Supply Equipment as Landlord may reasonably determine.

24.32.6      Repairs.  Tenant shall (i) be solely responsible for any damage caused as a result of the Liquid Nitrogen Supply Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any requirements in connection with the installation, maintenance or use of the Liquid Nitrogen Supply Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) make necessary repairs, replacements to or maintenance of the Liquid Nitrogen Supply Equipment and Liquid Nitrogen Tank Site.  Tenant shall have the work which is Tenant's obligation to perform under this Section 24.32 (including, without limitation, all installation, modification and maintenance of the Liquid Nitrogen Supply Equipment) performed promptly and diligently in a first-class, workmanlike manner, by contractors and subcontractors approved by Landlord.

24.32.7      Installation.  Tenant shall install and operate the Liquid Nitrogen Supply Equipment in compliance with all Applicable Laws.  Prior to the installation of the Liquid Nitrogen Supply Equipment, or the performance of any modifications or changes thereto, Tenant shall comply with the following:

24.32.7.1                  Tenant shall submit to Landlord in writing all plans for such installations, modifications or changes for Landlord's approval, which approval shall be granted or denied in Landlord's sole and absolute discretion;

24.32.7.2                  prior to commencement of any work, Tenant shall obtain the required approvals of all federal, state and local governmental authorities; Tenant shall promptly deliver to Landlord written proof of compliance with all Applicable Laws in connection with any work related to the Liquid Nitrogen Supply Equipment, including, but not limited to, a signed-off permit from the City of Alameda;

24.32.7.3                  all of such work shall conform to Landlord's design specifications for the Building, Project and the Liquid Nitrogen Tank Site and Landlord's requirements, including, but not limited to, weight and loading requirements, and shall not adversely affect the structural components of the Building or interfere with any systems and equipment located in, upon or serving the Project, Building or the Liquid Nitrogen Tank Site; and

-29-	MARINA VILLAGE [Biotime]

24.32.7.4                  the Liquid Nitrogen Supply Equipment shall be clearly marked to show Tenant's name, address, telephone number and the name of the person to contact in case of emergency.

24.32.8      Hazardous Materials.  Tenant shall not use any Hazardous Materials in connection with the Liquid Nitrogen Supply Equipment, other than liquid nitrogen contained within the Liquid Nitrogen Tank if the Liquid Nitrogen Tank is installed by Tenant pursuant to the foregoing provisions of this Section 24.32, as long as such liquid nitrogen is kept, maintained and used in accordance with all Applicable Laws and the highest safety standards for such use, and so long as such liquid nitrogen is not used or stored in any area outside of the Liquid Nitrogen Tank.  Tenant shall promptly, at Tenant's expense, take all investigatory and all remedial action required by Applicable Laws and reasonably recommended by Landlord, whether or not formally ordered or required by Applicable Laws, for the cleanup of any spill, release or other contamination of the Liquid Nitrogen Tank Site and/or the Project to the extent caused or contributed to by Tenant's use of the Liquid Nitrogen Supply Equipment (including, without limitation, the liquid nitrogen for the Liquid Nitrogen Tank), or pertaining to or involving any such liquid nitrogen or other Hazardous Materials brought onto the Liquid Nitrogen Tank Site during the Lease Term by Tenant or any of Tenant's agents, employees, contractors, licensees or invitees.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims to the extent arising out of or involving any Hazardous Materials brought onto the Liquid Nitrogen Tank Site by or for Tenant in connection with Tenant's activities under this Section 24.32.  Tenant's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant or any of Tenant's agents, employees, licensees or invitees, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

24.32.9      Security.  Physical security of the Liquid Nitrogen Tank Site and the Liquid Nitrogen Supply Equipment is the sole responsibility of Tenant, who shall bear the sole cost, expense and liability of any security services, emergency alarm monitoring and other similar services in connection therewith.  Landlord shall not be liable to Tenant for any damages (including Consequential Damages) arising out of or in connection with the physical security, or lack thereof, of the Liquid Nitrogen Tank Site and/or Liquid Nitrogen Supply Equipment.

24.32.10   Testing.  The Liquid Nitrogen Supply Equipment shall be routinely tested and inspected by a qualified contractor selected by Tenant and reasonably approved by Landlord, at Tenant's expense, in accordance with testing and inspection service contracts reasonably approved by Landlord.  Tenant will provide Landlord with copies of certificates and other documentation related to the testing of the Liquid Nitrogen Supply Equipment.  Testing hours are restricted, however, to those specific hours reasonably set and determined by Landlord from time to time.

24.32.11   Default.  If Tenant fails to perform any of its obligations under this Section 24.32, and does not correct such noncompliance within five (5) business days after receipt of notice thereof from Landlord or such longer period as may be reasonably necessary to correct such noncompliance, so long as Tenant commences to correct such noncompliance within such five (5) business day period and thereafter proceeds with due diligence to correct such noncompliance, then Tenant shall be deemed in default under this Lease, notwithstanding any other notice or cure provided in Article 19 above or otherwise in this Lease, and in addition to all other remedies Landlord may have under this Lease, Tenant shall, upon notice from Landlord, immediately discontinue its use of that portion of the Liquid Nitrogen Supply Equipment to which such noncompliance relates, and make such repairs and restoration as required under Section 24.32.12 below with respect thereto.

24.32.12  Removal at End of Lease Term.  Upon the expiration or earlier termination of this Lease, Tenant shall, subject to the control of and direction from Landlord, remove the Liquid Nitrogen Supply Equipment, including, without limitation all electrical switch gear, underground conduit and feeders, architectural enclosure and/or modifications to the Liquid Nitrogen Tank Site, repair any damage caused thereby, and restore the Liquid Nitrogen Tank Site and other facilities of the Building and Project to their condition existing prior to the installation of the Liquid Nitrogen Supply Equipment.  Any and all removal of the Liquid Nitrogen Supply Equipment shall be performed by certified and licensed contractors previously approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and in accordance with a previously approved removal plan, in a workmanlike manner, without any interference, damage or destruction to any other equipment, structures or operations at the Liquid Nitrogen Tank Site, the Building or the Project and/or any equipment of other licensees or tenants.  If Tenant fails to timely make such removal and/or restoration, then Landlord may perform such work at Tenant's cost, which cost shall be immediately due and payable to Landlord upon Tenant's receipt of invoice therefor from Landlord.

24.32.13  Rights Personal.  Notwithstanding the foregoing provisions of this Section 24.32 to the contrary, Tenant's rights under this Section 24.32:  (i) shall only be available to and exercisable by the Original Tenant, or any Affiliate Assignee, Business Affiliate, Non-Affiliate Assignee, any applicable Major Subtenants, or any other Transferee of a Transfer approved by Landlord if Landlord approves in writing of such Transferee's use thereof (as the case may be); and (ii) may not be transferred to or used by any person or entity other than the Original Tenant or such Affiliate Assignee, Business Affiliate, Non-Affiliate Assignee, any applicable Major Subtenants, or any other Transferee of a Transfer approved by Landlord if Landlord approves in writing of such Transferee's use thereof (as the case may be).

[SIGNATURES ON FOLLOWING PAGE]

-30-	MARINA VILLAGE [Biotime]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"Landlord":

BSREP MARINA VILLAGE OWNER LLC,
a Delaware limited liability company

By:	/s/Thomas Diamond
Name: Thomas Diamond
Its: Vice President

"Tenant":

BIOTIME, INC.,
a California corporation

By:	/s/ Aditya Mohanty

Name: Adi Monaty
Its: Co-CEO

By:	/s/ Judith Segall
Name: Judith Segall
Its: VP & Corporate Secretary

*** If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing.  The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

-31-	MARINA VILLAGE [Biotime]

EXHIBIT A-1

OUTLINE OF FLOOR PLAN OF 1010 PREMISES

EXHIBIT A-1 -1-	MARINA VILLAGE [Biotime]

EXHIBIT A-2

OUTLINE OF FLOOR PLAN OF 1020 PREMISES

EXHIBIT A-2 -1-	MARINA VILLAGE [Biotime]

EXHIBIT A-3

SITE PLAN OF PROJECT

MARINER SQUARE
OAKLAND / ALAMEDA ESTUARY
RESIDENTIAL
OFFICE
OFFICE / MARINA PLAZA
OFFICE / COMMERCIAL
MARINA
SHOPPING CENTER
RESIDENTIAL
OFFICE-TECH / R&D
OFFICE-TECH / R&D
ATHLETIC CLUB
RESTAURANT
FUTURE BUILDINGS
DAY CARE
RESTAURANT
O.Y.C.
MARINA VILLAGE INN
APARTMENTS
ENCINAL YACHT CLUB
Marina Village Parkway
Atlantic Avenue
COLLEGE OF ALAMEDA
Eagle Avenue
Buena Vista
Lincoln Avenue
Sherman Street
NORTH
0 100 200 400 600 FEET

MARINA VILLAGE

Alameda, California

JUNE, 1994

Prepared by
KENKAY ASSOCIATES

EXHIBIT A-3 -1-	MARINA VILLAGE [Biotime]

EXHIBIT A-4

DEPICTION OF 1010 OFFICE SPACE AND 1010 LAB SPACE

EXHIBIT A-4 -1-	MARINA VILLAGE [Biotime]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter ("Tenant Work Letter") shall set forth the terms and conditions relating to the construction of the Premises.  All references in this Tenant Work Letter to the "Lease" shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Buildings on which the Premises are located (collectively, the "Base, Shell and Core"), and Tenant shall accept the Base, Shell and Core in its current "As-Is" condition existing as of the date of the Lease and the Lease Commencement Date.  Except for the Tenant Improvement Allowance set forth below and except as expressly provided in Section 7.2 of the Lease, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Buildings or the Project.

SECTION 2

TENANT IMPROVEMENTS

2.1           Tenant Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the "Initial Allowance") in the amount of up to, but not exceeding Forty-Five Dollars ($45.00) per rentable square foot of the Premises (i.e., up to One Million, Three Hundred Eighty-Five Thousand, Seven Hundred Seventy-Five and 00/100 Dollars ($1,385,775.00) based on 30,795 rentable square feet of the Premises), to help Tenant pay for the costs of the design, permitting and construction of Tenant's initial improvements which are permanently affixed to the Premises (collectively, the "Tenant Improvements").  Notwithstanding the foregoing, if there is an Over-Allowance Amount (as defined below), then Tenant shall have the option, exercisable upon written notice to Landlord prior to the date Tenant is obligated to pay such Over-Allowance Amount to Landlord pursuant to Section 4.2.1 below, to receive an additional one-time tenant improvement allowance to help pay for such Over-Allowance Amount (the "Additional Allowance") in the amount of up to, but not exceeding $307,950.00 (i.e., $10.00 per rentable square foot of the Premises).  As consideration for Landlord providing the Additional Allowance to Tenant, the amount of the Additional Allowance provided by Landlord shall be amortized on a monthly basis over the scheduled seven (7) year initial Lease Term at an interest rate of ten percent (10%) per annum, and each such monthly payment of amortization and interest (collectively, the "Amortization Rent") shall be paid by Tenant to Landlord as an increase in the Base Rent, or at Landlord's option as Additional Rent, on or prior to the first (1st) day of each month throughout such seven (7) year initial Lease Term.  If the Lease shall terminate for any reason, including without limitation as a result of a default by Tenant under the terms of the Lease or this Tenant Work Letter, Tenant acknowledges and agrees that the unamortized balance of the Additional Allowance which has not been paid by Tenant to Landlord as of the termination date pursuant to the foregoing provisions of this Section 2.1 shall become immediately due and payable as unpaid rent which has been earned as of such termination date, specifically including a termination pursuant to Article 19 of the Lease.  In addition, in no event shall the Amortization Rent be abated for any reason whatsoever, including without limitation, pursuant to Articles 11 and 12 of the Lease.  The Initial Allowance and the portion of the Additional Allowance so elected to be received by Tenant are sometimes collectively referred to herein as the "Tenant Improvement Allowance."  Notwithstanding anything to the contrary contained in this Tenant Work Letter, Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is twelve (12) months after the Lease Commencement Date.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.  In addition, Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as defined below).

2.2           Disbursement of the Tenant Improvement Allowance.

2.2.1            Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):

2.2.1.1                     Payment of (i) the fees of the Architect and the Engineers (as such terms are defined below), and (ii) the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the Construction Drawings (as defined below);

2.2.1.2                     The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3                     The cost of construction of the Tenant Improvements, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage and the cost of all materials, supplies, equipment and fixtures comprising a part of or related to the construction of the Tenant Improvements.

EXHIBIT B -1-	MARINA VILLAGE [Biotime]

2.2.1.4                     The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5                     The cost of any changes to the Construction Drawings or Tenant Improvements required by Applicable Laws;

2.2.1.6                     Sales and use taxes and Title 24 fees;

2.2.1.7                     the costs and expenses associated with complying with all national, state and local codes, including California Energy Code, Title 24, including, without limitation, all costs associated with any lighting or HVAC retrofits required thereby;

2.2.1.8                     the Coordination Fee (as defined below); and

2.2.1.9                     All other costs to be expended by Landlord in connection with the design, permitting and construction of the Tenant Improvements.

2.2.2            Disbursement of Tenant Improvement Allowance.  Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1                     Monthly Disbursements.  From time to time during the construction of the Tenant Improvements (but no more frequently than monthly), Tenant shall deliver to Landlord:  (i) a request for payment of the Contractor (as defined below), approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the Construction Budget (as defined below); (ii) invoices from all of Tenant's Agents (as defined below), for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132 through 8138; and (iv) each of the general disbursement items referenced in Section 2.2.2.2 below, and all other information reasonably requested by Landlord.  Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request.  Following Landlord's receipt of a completed disbursement request submission, Landlord shall deliver a check to Tenant made jointly payable to the Contractor and Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Working Drawings (as defined below), or due to any substandard work, or for any other reason.

2.2.2.2                      Final Retention.  Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and the Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, HVAC, life-safety or other systems of the Buildings, the curtain wall of the Buildings, the structure or exterior appearance of the Buildings, or any other tenant's use of such other tenant's leased premises in the Buildings; and (ii) Tenant has delivered to Landlord:  (A) properly executed and final unconditional mechanics lien releases in compliance with applicable California law; (B) a certificate of occupancy or permit cards signed off by the City of Alameda (the "City") with respect to the Leased Premises; (C) as-built plans and City-permitted plans for the Tenant Improvements; (D) operation manuals and warranties for equipment included within the Tenant Improvements, if applicable; (E) copy of the contract with the Contractor; (F) copy of the Contractor's certificate of insurance, including Additional Insured endorsement naming Landlord as additional insureds; and (G) the Contractor's schedule of values, showing total contract value.

2.2.2.3                      Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

SECTION 3

CONSTRUCTION DRAWINGS

3.1         Selection of Architect/Construction Drawings.  Tenant shall retain the architect/space planner (the "Architect") approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings.  Tenant shall retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

EXHIBIT B -2-	MARINA VILLAGE [Biotime]

3.2           Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3           Final Working Drawings.  After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements and which shall include a list of all specifications to be used in connection with the Tenant Improvements, which shall in all events be consistent with the character of the Buildings as first-class office and R&D buildings (collectively, the "Final Working Drawings"), and shall submit the same to Landlord for Landlord's approval.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord for Landlord's approval, and the foregoing procedure shall be repeated until the Final Working Drawings are approved by Landlord (which approved Final Working Drawings shall be referred to herein as the "Approved Working Drawings").

3.4          Approved Working Drawings.  After Landlord approves of the Approved Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would result in an Over-Allowance Cap (as defined below).

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1           Tenant's Selection of Contractor and Tenant's Agents.

4.1.1            The Contractor.  Tenant shall select and retain a general contractor to construct the Tenant Improvements through a competitive bidding process which shall include general contractors approved by Landlord.  The general contractor chosen by Tenant from the approved list of bidders shall be the general contractor submitting the lowest cost bid, unless otherwise approved by Landlord.  Following such competitive bidding process and Tenant's selection of a general contractor in accordance with the terms hereof, Tenant shall deliver to Landlord notice of its selection of the general contractor upon such selection, which contractor shall thereafter be the "Contractor" hereunder.

4.1.2            Tenant's Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord's base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, and HVAC work in the Premises.  If requested by Landlord, Tenant's Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

EXHIBIT B -3-	MARINA VILLAGE [Biotime]

4.2           Construction of Tenant Improvements by Tenant's Agents.

4.2.1           Construction Contract; Cost Budget. Prior to Tenant's execution of the construction contract and general conditions with the Contractor (the "Contract"), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the "Final Costs Statement"), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design, permitting and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the "Final Costs"). Prior to the commencement of construction of the Tenant Improvements, unless and to the extent that Tenant has timely elected to receive any Additional Allowance from Landlord pursuant to Section 2.1 above, Tenant shall supply Landlord with cash in an amount (the "Over-Allowance Amount") by which the Final Costs exceed the Initial Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount (to the extent not paid out of the Additional Allowance, if applicable) shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Initial Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. If, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design, permitting and construction of the Tenant Improvements shall change, any additional costs necessary to such design, permitting and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Initial Allowance, be paid by Tenant to Landlord as an addition to the Over-Allowance Amount within five (5) business days after Tenant's receipt of invoice therefor from Landlord and, in any event, prior to the commencement of the construction of such changes, or, at Landlord's option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) above, for Landlord's approval, prior to Tenant paying such costs.

4.2.2            Tenant's Agents.

4.2.2.1                   Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work.  Tenant's and Tenant's Agents' construction of the Tenant Improvements shall comply with the following:  (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant's Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord's base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Buildings or Project; (iii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to the Contractor and the Contractor shall, within five (5) business days after Tenant's receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord's Building contractor or Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

4.2.2.2                   Coordination Fee.  Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the product of (i) five percent (5%), and (ii) the sum of the Initial Allowance, the Over-Allowance Amount, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

4.2.2.3                   Indemnity.  Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of  any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4                   Insurance Requirements.

4.2.2.4.1  General Coverages.  All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages.  Tenant shall carry "Builder's All Risk" insurance in an amount equal to the full replacement cost of the improvements being constructed by Tenant, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3  General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  If the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and Tenant's Agents, and shall name as additional insureds Landlord's property manager, Landlord's asset manager, and all mortgagees and ground lessors of the Buildings.  All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

EXHIBIT B -4-	MARINA VILLAGE [Biotime]

4.2.3            Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations (including, without limitation, California Energy Code, Title 24), as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4            Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same.  Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that if Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, HVAC or life-safety systems of the Buildings, the structure or exterior appearance of the Buildings or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.

4.2.5            Meetings.  Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of the Contractor's current request for payment.

4.3           Notice of Completion; Copy of "As Built" Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Buildings are located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and the Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4           Coordination by Tenant's Agents with Landlord.  Upon Tenant's delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1           Tenant's Representative.  Tenant has designated Floyd Kastning as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2           Landlord's Representative.  Landlord has designated Melanie Guevara as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3           Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

EXHIBIT B -5-	MARINA VILLAGE [Biotime]

5.4           Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause the Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease  (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).  In addition, if the Lease is terminated prior to the Lease Commencement Date due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) business days after Tenant's receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT B -6-	MARINA VILLAGE [Biotime]

EXHIBIT C

AMENDMENT TO LEASE

This AMENDMENT TO LEASE ("Amendment") is made and entered into effective as of _________________, 20__, by and between BSREP MARINA VILLAGE OWNER LLC, a Delaware limited liability company ("Landlord") and BIOTIME, INC., a California corporation ("Tenant").

R E C I T A L S :

A.            Landlord and Tenant entered into that certain Lease dated as of December __, 2015 (the "Lease") pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain "Premises", as described in the Lease, in those certain buildings located at 1010 Atlantic Avenue and 1020 Atlantic Avenue, Alameda, California  94501.

B.             Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C.             Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Confirmation of Dates.  The parties hereby confirm that (a) the Premises are Ready for Occupancy, and (b) the term of the Lease commenced as of ____________________ for a term of seven (7) years ending on _______________________ (unless sooner terminated as provided in the Lease).

2.             No Further Modification.  Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"Landlord":

BSREP MARINA VILLAGE OWNER LLC,
a Delaware limited liability company

By:
Name: Thomas Diamond
Its: Vice President

"Tenant":

BIOTIME, INC.,
a California corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C -1-	MARINA VILLAGE [Biotime]

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations and the Parking Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations and/or the Parking Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Buildings and/or the Project, provided that Landlord shall use commercially reasonable efforts (but not including the institution of legal proceedings) to cause such tenants and occupants to comply with such Rules and Regulations to the extent such non-compliance material, adversely affects Tenant's access to or use of the Premises for Tenant's Permitted Use.  In the event of conflict between the Rules and Regulations and/or the Parking Rules and Regulations and any modifications thereto and the terms of the Lease, the Lease shall control.

1.             Tenant shall not place any lock(s) on any door, or install any security system (including, without limitation, card key systems, alarms or security cameras), in the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security systems within and to the Premises.  A reasonable number of keys to the locks on the entry doors of the Premises shall be furnished by Landlord to Tenant at Tenant's cost, and Tenant shall not make any duplicate keys.  All keys shall be returned to Landlord at the expiration or earlier termination of the Lease.  Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks in or for the Premises, all such locks and key systems must be consistent with the master lock and key system at the Buildings, all at Tenant's sole cost and expense.

2.             All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.  Sidewalks, doorways, passages, entrances, vestibules, halls, stairways and other Common Areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises, and Tenant, its employees and agents shall not loiter in the entrances or corridors.

3.              Landlord reserves the right to close and keep locked all entrance and exit doors of the Buildings during such hours as are customary for the Comparable Buildings.  Tenant and its employees and agents shall ensure that the doors to the Buildings are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Buildings.  Any tenant, its employees, agents or any other persons entering or leaving the Buildings at any time when it is so locked, or any time when it is considered to be after normal business hours for the Buildings, may be required to sign the applicable Building register when so doing.  After-hours access by Tenant’s authorized employees and contractors shall be permitted and may be provided by hard-key, card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen and/or damaged cards.  Access to the Buildings and/or the Project may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access.  Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Buildings and/or the Project of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Buildings and/or the Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4.             Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Buildings.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.  Landlord will not be responsible for loss of or damage to any such safe or property in any case.  All damage done to any part of the Buildings, their contents, occupants and/or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5.              No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Buildings or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord.  Tenant shall provide Landlord with not less than 24 hours' prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Buildings.  Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from such activity described herein.  If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with such activity described herein, Tenant shall be solely liable for any resulting damage or loss.

6.              Landlord shall have the right to control and operate the public portions of the Buildings and Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for the Comparable Buildings.

7.              No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Buildings, except those of such color, size, style and in such places as are first approved in writing by Landlord.  Landlord shall have the right to remove any signs, advertisements, and notices not approved in writing by Landlord without notice to and at the expense of Tenant.  Landlord may provide and maintain in the first floor (main lobby) of the Buildings an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

EXHIBIT D -1-	MARINA VILLAGE [Biotime]

8.             The requirements of Tenant will be attended to only upon application at the management office of the Project or at such office location designated by Landlord.

9.             Tenant shall not disturb (by use of any television, radio or musical instrument, making loud or disruptive noises, creating offensive odors or otherwise), solicit, or canvass any occupant of the Buildings and/or the Project and shall cooperate with Landlord or Landlord’s agents to prevent same.

10.          The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

11.          Tenant shall not overload the floor of the Premises.  Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first having been obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Lease Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

12.          Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.  Tenant shall not install, operate or maintain in the Premises or in any other area of the Buildings, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

13.          Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.  Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as "move n cools") or space heaters, without Landlord's prior written consent, and any such approval will be for devices that meet federal, state and local code.

14.          No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Buildings and/or about the Project, except for those approved by Landlord pursuant to Section 5.2 of the Lease and/or substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all Applicable Laws, rules and regulations.

15.          Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises which unreasonably disturbs other occupants of the Buildings, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Buildings and/or the Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

16.          Tenant shall not bring into or keep within the Project, the Buildings or the Premises any animals (except those assisting handicapped persons), birds, fish tanks, bicycles or other vehicles.

17.          Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

18.          No cooking shall be done or permitted by Tenant on the Premises.  Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all Applicable Laws, and does not cause odors which are objectionable to Landlord and other tenants.

19.          Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises.  No boring or cutting for wires outside the Premises shall be allowed without the consent of Landlord (Tenant shall be permitted to install wiring inside the Premises without Landlord's consent, but otherwise in accordance with Article 8 of the Lease or the Tenant Work Letter, provided such wiring does not affect the base, shell and core of the Building and/or the Systems and Equipment).  The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord.  Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Buildings.

20.          Landlord reserves the right to exclude or expel from the Buildings and/or the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or cause harm to Building occupants and/or property.

21.          All contractors, contractor's representatives and installation technicians performing work in the Buildings or at the Project shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be revised from time to time.

22.          Intentionally deleted.

23.          Tenant at all times shall maintain the entire Premises in a neat and clean, first class condition, free of debris.  Tenant shall not place items, including, without limitation, any boxes, files, trash receptacles or loose cabling or wiring, in or near any window to the Premises which would be visible anywhere from the exterior of the Premises.

EXHIBIT D -2-	MARINA VILLAGE [Biotime]

24.          Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Buildings’ heating and air conditioning systems, including, without limitation, the use of window blinds to block solar heat load, and shall refrain from attempting to adjust any controls.  Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services.  Tenant shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord, the Buildings and/or the Project failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Buildings and/or the Project, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to, any LEED [Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council).

25.          Tenant shall store all its recyclables, trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recyclables, trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

26.          Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27.          Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied, or when the entry to the Premises is not manned by Tenant on a regular basis.

28.          No awnings or other projection shall be attached to the outside walls of the Buildings without the prior written consent of Landlord.  No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises that are visible from outside the Premises without the prior written consent of Landlord.  The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Buildings shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.  All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Buildings must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

29.          The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project, except under specific arrangement with Landlord.

30.          Food vendors shall be allowed in the Buildings upon receipt of a written request from Tenant delivered to Landlord.  The food vendor shall service only the tenants that have a written request on file in the management office of the Project.  Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies.  Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Buildings.  Tenant shall obtain ice, drinking water, linen, barbering, shoe polishing, floor polishing, cleaning, janitorial, plant care or other similar services only from vendors who have registered in the management office of the Project and who have been approved by Landlord for provision of such services in the Premises.

31.          Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

32.          Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.  Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Premises and/or the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Buildings.  Landlord shall have the right to designate the Buildings (including the Premises) as non-smoking buildings.

33.          Tenant shall not take any action which would violate Landlord's labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person lawfully in the Buildings ("Labor Disruption").  Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume, and Tenant shall have no claim for damages against Landlord or any of its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees, or agents in connection therewith.

34.           No tents, shacks, temporary or permanent structures of any kind shall be allowed on the Project.  No personal belongings may be left unattended in any Common Areas.

EXHIBIT D -3-	MARINA VILLAGE [Biotime]

35.          Landlord shall have the right to prohibit the use of the name of the Buildings or Project or any other publicity by Tenant that in Landlord's sole opinion may impair the reputation of the Buildings or Project or the desirability thereof.  Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

36.          Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Buildings present a uniform exterior appearance.  Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

37.          The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant.  Windows, doors and fixtures may be cleaned at any time.  Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

38.          Tenant shall comply with all Building security procedures as Landlord may effectuate.

39.          Tenant shall at all times cooperate with Landlord in preserving a first-class image for the Buildings.

PARKING RULES AND REGULATIONS

1.             Landlord reserves the right to establish and reasonably change the hours for the Parking Facilities, on a non-discriminatory basis, from time to time.  Notwithstanding the foregoing, Tenant and its employees shall have access to the Parking Facilities 24 hours per day, 365 days per year, including holidays, subject to the terms and conditions in the Lease.  Tenant shall not store or permit its employees to store any automobiles in the Parking Facilities without the prior written consent of Landlord (and/or the Parking Operator, as the case may be).  Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facilities or on the Project.  The Parking Facilities may not be used by Tenant or its agents for overnight parking of vehicles.  If it is necessary for Tenant or its employees to leave an automobile in the Parking Facilities overnight, Tenant shall provide Landlord (or the Parking Operator as the case may be) with prior notice thereof designating the license plate number and model of such automobile.

2.             Tenant (including Tenant's employees and agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord and/or the Parking Operator from time to time with respect to the Parking Facilities.

3.             Vehicles must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

4.             All directional signs and arrows must be observed.

5.             The speed limit shall be 5 miles per hour.

6.             Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

7.             Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)           areas not striped for parking;
(b)          aisles;
(c)           where "no parking" signs are posted;
(d)           ramps; and
(e)           loading zones.

8.             Parking stickers, key cards and any other devices or forms of identification or entry supplied by Landlord or the Parking Operator shall remain the property of Landlord (or the Parking Operator as the case may be).  Such device must be displayed as requested and may not be mutilated in any manner.  The serial number of the parking identification device may not be obliterated.  Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

9.             Parking managers or attendants are not authorized to make or allow any exceptions to these Parking Rules and Regulations.

10.          Every parker is required to park and lock his/her own car.

11.          Loss or theft of parking passes, identification, key cards or other such devices must be reported to Landlord (and/or to the Parking Operator as the case may be) immediately.  Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution.  Lost or stolen passes and devices found by Tenant or its employees must be reported to Landlord (and to the Parking Operator, as the case may be) immediately.

12.          Washing, waxing, cleaning or servicing of any vehicle by the customer and/or its agents is prohibited.

EXHIBIT D -4-	MARINA VILLAGE [Biotime]

13.          Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Parking Rules and Regulations.

14.          Landlord shall not be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the Parking Facilities, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Facilities and other persons, or any other casualty or cause; provided, however, Landlord shall indemnify Tenant for any Claims resulting from the negligence or willful misconduct of Landlord and/or the Landlord Parties and not insured or required to be insured by Tenant under the Lease (but in no event shall Landlord be liable for Consequential Damages).  Further, Tenant understands and agrees that:  (i) Landlord will not be obligated to provide any traffic control, security protection or Parking Operator for the Parking Facilities; (ii) Tenant uses the Parking Facilities at its own risk; and (iii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property.  Tenant indemnifies and agrees to hold Landlord and its respective agents and employees harmless from and against any and all claims, demands, and actions arising out of the use of the Parking Facilities by Tenant and its employees and agents, whether brought by any of such persons or any other person, except to the extent caused by Landlord's gross negligence or willful misconduct and not insured or required to be insured by Tenant under the Lease.

15.          Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline.  If any of the parking spaces are at any time used (i) for any purpose other than parking as provided above, (ii) in any way or manner reasonably objectionable to Landlord, or (iii) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease.

16.          Tenant's right to use the Parking Facilities will be in common with other tenants of the Project and with other parties permitted by Landlord to use the Parking Facilities.  Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant's rights under the Lease are preserved.  Landlord will not be liable to Tenant for any unavailability of Tenant's designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance.  Tenant will not park in any numbered space or any space designated as:  RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

17.          If the Parking Facilities are damaged or destroyed, or if the use of the Parking Facilities is limited or prohibited by any governmental authority, or the use or operation of the Parking Facilities is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord's reasonable control, Tenant's inability to use the parking spaces will not subject Landlord (and/or the Parking Operator, as the case may be) to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect.  Tenant will pay to Landlord upon demand, and Tenant indemnifies Landlord against, any and all loss or damage to the Parking Facilities, or any equipment, fixtures, or signs used in connection with the Parking Facilities and any adjoining buildings or structures caused by Tenant or any of its employees and agents.

18.          Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

Tenant shall be responsible for the observance of all of the Rules and Regulations and Parking Rules and Regulations in this Exhibit D by Tenant’s employees, agents, clients, customers, invitees and guests.  Landlord may waive any one or more of the Rules and Regulations and/or Parking Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations and/or Parking Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations and/or Parking Rules and Regulations against any or all tenants of the Buildings and/or the Project.  Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations and/or the Parking Rules and Regulations, or to make such other and further reasonable non-discriminatory Rules and Regulations and/or Parking Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Buildings and Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein provided that Landlord shall use commercially reasonable efforts (but not including the institution of legal proceedings) to cause such tenants and occupants to comply with such Rules and Regulations to the extent such non-compliance material, adversely affects Tenant's access to or use of the Premises for Tenant's Permitted Use.  Tenant shall be deemed to have read these Rules and Regulations and Parking Rules and Regulations and to have agreed to abide by them subject to its rights under the Lease.

EXHIBIT D -5-	MARINA VILLAGE [Biotime]

EXHIBIT E

DEPICTION OF GENERATOR SITE

PARCEL ONE
LOT 1
(196 PM 5-7)
2.572± ACRES
1010 ATLANTIC AVENUE
1 STORY BUILDING
BUILDING HEIGHT ±26.0'
(FINISH FLOOR TO TOP OF BUILDING)
Generator Enclosure
CONC.
Planter
AC Pavement
Concrete Walkway
N 86°05'40" W
295.9'
76.0'
EASEMENT 91-63193
15.0' W.L.E. 87-269257

EXHIBIT E -1-	MARINA VILLAGE [Biotime]

EXTENSION OPTION RIDER

This Extension Option Rider ("Extension Rider") is attached to and made a part of the Lease by and between Landlord and Tenant.  The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease.  To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1.              Extension Option.  Landlord hereby grants Tenant one (1) option (the "Extension Option") to extend the Lease Term for a period of five (5) years (the "Option Term"), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below.  Upon the proper exercise of the Extension Option, the Lease Term shall be extended for the Option Term.  Notwithstanding the foregoing, at Landlord's option, in addition to any other remedies available to Landlord under the Lease, at law or in equity, the Extension Option shall not be deemed properly exercised if as of the date of delivery of the Exercise Notice (as defined below) by Tenant:  (i) Tenant has previously been in default under the Lease beyond all applicable notice and cure periods; and/or (ii) Landlord does not approve of Tenant's then-existing financial condition and/or Landlord's lender does not approve of the terms for the Option Term, including, without limitation, the Option Rent (as defined below).  The Extension Option is personal to the Original Tenant and any Affiliate Assignee and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of Tenant's interest in the Lease or the Premises) if the Original Tenant or such Affiliate Assignee, as the case may be, occupies the entire Premises as of the date of Tenant's delivery of the Exercise Notice.

2.              Option Rent.  The annual Base Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the Fair Market Rental Rate for the Premises.  As used herein, the "Fair Market Rental Rate" shall mean the annual base rent at which tenants, as of the commencement of the Option Term, will be leasing non-sublease space comparable in size, location and quality to the Premises for a comparable term as the Option Term, which comparable space is located in the Buildings, the Other Existing Buildings in the Project which are office and R&D buildings, and in other comparable first-class office and R&D buildings in the East Bay Office Market (collectively, the "Comparable Buildings"), taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant).  All other terms and conditions of the Lease shall apply throughout the Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the Option Term described in Section 1 above.

3.              Exercise of Option.  The Extension Option shall be exercised by Tenant, if at all, only in the following manner:  (i) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than nine (9) months nor less than eight (8) months prior to the expiration of the initial Lease Term stating that Tenant may be interested in exercising the Extension Option; (ii) Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than seven (7) months prior to the expiration of the initial Lease Term setting forth the Option Rent; and (iii) if Tenant wishes to exercise the Extension Option, Tenant shall, on or before the date (the "Exercise Date") which is six (6) months prior to the expiration of the initial Lease Term, exercise the Extension Option by delivering written notice ("Exercise Notice") thereof to Landlord.  Concurrently with Tenant's delivery of the Exercise Notice, Tenant may object, in writing, to Landlord's determination of the Fair Market Rental Rate for the Option Term set forth in the Option Rent Notice , in which event the Fair Market Rental Rate shall be determined pursuant to Section 4 below.  If Tenant timely delivers the Exercise Notice but fails to timely object in writing to Landlord's determination of the Fair Market Rental Rate for the Option Term set forth in the Option Rent Notice, then Tenant shall be deemed to have accepted Landlord's determination thereof and the following provisions of Section 4 shall not apply.  Tenant's failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefor specified hereinabove shall be deemed to constitute Tenant's waiver of the Extension Option.

4.             Determination of Option Rent.  If Tenant timely and appropriately objects in writing pursuant to Section 3 above with respect to the Fair Market Rental Rate for the Premises for the Option Term initially determined by Landlord in Landlord's Option Rent Notice, then Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement by the date (the "Outside Agreement Date") which is twenty (20) days following Tenant's delivery of the Exercise Notice, then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate for the Option Term within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the provisions of Sections 4.1 through 4.7 below.  The failure of Tenant or Landlord to submit a written determination of the Fair Market Rental Rate within such ten (10) business day period shall conclusively be deemed to be such party's approval of the Fair Market Rental Rate submitted within such ten (10) business day period by the other party.

4.1                 Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be a real estate leasing broker who shall (i) have been active over the ten (10) year period ending on the date of such appointment in the leasing of the Buildings, the Other Existing Buildings which are office and R&D buildings and the Comparable Buildings, (ii) have no financial interest in Landlord or Tenant, and (iii) not have represented or been employed or engaged by the appointing party during such 10-year period.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate for the Option Term is the closer to the actual Fair Market Rental Rate therefor as determined by the arbitrators, taking into account the requirements with respect thereto set forth in Section 2 above.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

-1-	MARINA VILLAGE [Biotime]

4.2                 The two (2) arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

4.3                The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to which of Landlord's or Tenant's submitted Fair Market Rental Rate for the Option Term is closer to the actual Fair Market Rental Rate therefor and shall select such closer determination as the Fair Market Rental Rate therefor and notify Landlord and Tenant thereof.

4.4                 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

4.5                 If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in Section 4.1 hereinabove, the arbitrator appointed by one of them shall reach the decision described in Section 4.3 above, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

4.6                 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, a third arbitrator shall be appointed by the Superior Court in and for the county of in which the Project is located.

4.7                 Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of it, and each shall pay one-half of the fees and expenses of the third arbitrator, if any.

-2-	MARINA VILLAGE [Biotime]